SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM S-1

                         POST EFFECTIVE AMENDMENT NO. 8
                     TO REGISTRATION STATEMENT NO. 33-48701

                                      Under

                           The Securities Act of 1933

                           IDS Life Insurance Company
--------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)

                                    Minnesota
--------------------------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                       63
--------------------------------------------------------------------------------
            (Primary Standard Industrial Classification Code Number)

                                   41-0823832
--------------------------------------------------------------------------------
                      (I.R.S. Employer Identification No.)

                    IDS Tower 10, Minneapolis, MN 55440-0010
                                 (612) 671-3131
--------------------------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Mary Ellyn Minenko, Counsel
                           IDS Life Insurance Company
                 IDS Tower 10, Minneapolis, Minnesota 55440-0010
                                 (612) 671-3678
--------------------------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

It is proposed that this filing become effective on April 30, 1999.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]



                                                        Calculation of Registration Fee
------------------------------------- ----------------- ------------------------ ----------------------- -------------------
                                                                                 Proposed maximum
Title of each class of securities     Amount to be      Proposed maximum         aggregate offering      Amount of
to be registered                      registered        offering price per unit  price                   registration fee
------------------------------------- ----------------- ------------------------ ----------------------- -------------------
Interests in the Fixed Account of           N/A
the Group, Unallocated
Fixed/Variable Annuity Contracts
for Qualified Retirement Plans


                           IDS LIFE INSURANCE COMPANY

                       Registration Statement on Form S-1

                              Cross-Reference Sheet
                     Pursuant to Regulation S-K, Item 501(b)

Form S-1 Item Number and Caption                                       Located in Prospectus

1.     Forepart of the Registration
       Statement and Outside Front
       Cover Page of Prospectus........................................Outside Front Cover

2.     Inside Front and Outside Back
       Cover Pages of Prospectus.......................................Table of Contents

3.     Summary Information, Risk Factors
       and Ratio of Earnings to Fixed
       Charges.........................................................Summary or, as to ratio of earnings to fixed charges, Not
                                                                       Applicable

4.     Use of Proceeds.................................................The variable accounts; The fixed account

5.     Determination of Offering Price.................................Not Applicable

6.     Dilution........................................................Not Applicable

7.     Selling Security Holders........................................Not Applicable

8.     Plan of Distribution............................................Distribution of Contracts

9.     Description of Securities to Be Registered......................The variable accounts; The fixed account

10.    Interests of Named Experts and Counsel..........................Not Applicable

11.    Information with Respect to the Registrant......................About IDS Life; Additional
                                                                       Information about IDS Life

12.    Disclosure of Commission Position
       on Indemnification for Securities
       Act Liabilities.................................................See Item 14 in Part II


                                     PART I.

                       INFORMATION REQUIRED IN PROSPECTUS

Attached hereto and made a part hereof is the Prospectus dated April 30, 1999.

IDS LIFE GROUP
VARIABLE ANNUITY
CONTRACT

PROSPECTUS
APRIL 30, 1999

Group, unallocated deferred combination fixed/variable annuity.

NEW GROUP VARIABLE ANNUITY CONTRACTS ARE NOT CURRENTLY BEING OFFERED.

IDS LIFE ACCOUNTS F, IZ, JZ, G, H, N, KZ, LZ AND MZ

Issued by:
IDS Life Insurance Company (IDS Life)
IDS Tower 10
Minneapolis, MN 55440-0010
Telephone: 800-437-0602

This prospectus contains information that you should know before investing. You also will receive the IDS Life Retirement Annuity Mutual Funds prospectus. Please read the prospectuses carefully and keep them for future reference. This contract is designed to fund employer group retirement plans that qualify as retirement programs under Sections 401 (including 401(k)) and 457 of the Internal Revenue Code of 1986, as amended (the Code).

THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

AN INVESTMENT IN THIS CONTRACT IS NOT A DEPOSIT OF A BANK OR FINANCIAL INSTITUTION AND IS NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY. AN INVESTMENT IN THIS CONTRACT INVOLVES INVESTMENT RISK INCLUDING THE POSSIBLE LOSS OF PRINCIPAL.

A Statement of Additional Information (SAI), dated the same date as this prospectus, is incorporated by reference into this prospectus. It is filed with the Securities and Exchange Commission (SEC), and is available without charge by contacting IDS Life at the telephone number above or by completing and sending the order form on page 63 of this prospectus. The table of contents of the SAI is on page 61 of this prospectus.

     TABLE OF CONTENTS
     KEY TERMS                                        3
     THE CONTRACT IN BRIEF                            5
     EXPENSE SUMMARY                                  7
     CONDENSED FINANCIAL INFORMATION (UNAUDITED)      9
     FINANCIAL STATEMENTS                            12
     PERFORMANCE INFORMATION                         12
     THE VARIABLE ACCOUNTS                           14
     THE FUNDS                                       16
     THE FIXED ACCOUNT                               18
     BUYING THE CONTRACT                             19
     CHARGES                                         20
     VALUING THE INVESTMENT                          23
     WITHDRAWALS, LOANS AND CONVERSIONS              25
     CONTRACT TRANSFER, MARKET VALUE ADJUSTMENT
      AND CONTRACT TERMINATION                       28
     CHANGING OWNERSHIP                              34
     THE ANNUITY PAYOUT PERIOD                       35
     TAXES                                           37
     VOTING RIGHTS                                   40
     OTHER CONTRACTUAL PROVISIONS                    41
     RECORDKEEPING SERVICES                          42
     ABOUT THE SERVICE PROVIDERS                     43
     ADDITIONAL INFORMATION ABOUT IDS LIFE           45
     DIRECTORS AND EXECUTIVE OFFICERS                57
     EXPERTS                                         60
     IDS LIFE FINANCIAL INFORMATION                 F-1
     TABLE OF CONTENTS OF THE STATEMENT OF
      ADDITIONAL INFORMATION                         61

----------------------------------------------
                        KEY TERMS
                        THESE TERMS CAN HELP YOU UNDERSTAND DETAILS
                        ABOUT YOUR CONTRACT.

ACCUMULATION UNIT -- A measure of the value of each variable account before annuity payouts begin.

ANNUITY PAYOUTS -- A fixed amount paid at regular intervals.

CLOSE OF BUSINESS -- When the New York Stock Exchange (NYSE) closes, normally 4:00 p.m. Eastern time.

CONTRACT ANNIVERSARY -- An anniversary of the effective date of this contract.

CONTRACT VALUE -- The total value of your contract before we deduct any applicable charges.

CONTRACT YEAR -- A period of 12 months, starting on the effective date of your contract and on each anniversary of the effective date.

FIXED ACCOUNT -- An account to which you may allocate purchase payments. Amounts you allocate to this account earn interest at rates that we declare periodically.

FUNDS -- Mutual funds and/or portfolios, that are investment options under your contract, each with a different investment objective. You may allocate your purchase payments into variable accounts investing in shares of any or all of these funds.

OWNER (YOU, YOUR) -- The plan sponsor or trustee of the Plan.

                        KEY TERMS

PARTICIPANT -- An eligible employee or other person who is entitled to benefits under the Plan.

PLAN -- The retirement Plan under which the contract is issued and which meets the requirements of Code Sections 401 (including 401(k)) or 457.

RETIREMENT DATE -- The date when annuity payouts are scheduled to begin.

VALUATION DATE -- Any normal business day, Monday through Friday, that the NYSE is open. Each valuation date ends at the close of business. We calculate the value of each variable account at the close of business on each valuation date.

VARIABLE ACCOUNTS -- Separate accounts to which you may allocate purchase payments; each invests in shares of one fund. The value of your investment in each variable account changes with the performance of the particular fund.

WITHDRAWAL CHARGE -- A deferred sales charge that we may apply if the you take a total or partial withdrawal or you transfer or terminate the contract.

----------------------------------------------
                        THE CONTRACT IN BRIEF

PURPOSE:                The contract is designed to fund employer group
                        retirement plans that meet the requirements of Code
                        sections 401 (including 401(k)) and 457. The contract
                        provides for the accumulation of values on a fixed
                        and/or variable basis. The contract also provides
                        lifetime or other forms of payout on a fixed basis
                        beginning at a specified date (the retirement date).
ACCOUNTS:               Currently, you can elect to accumulate contract
                        values in any or all of:

                        - the variable accounts, each of which invests in a fund
                         with a particular investment objective. The value of each variable account varies with the performance of the particular fund in which it invests. We cannot guarantee that the value at the retirement date will equal or exceed the total of purchase payments allocated to the variable accounts. (p. 14)

                        - the fixed account, which earns interest at a rate that
                         we adjust periodically. (p. 18)
BUYING THE CONTRACT:    A financial advisor will help you complete and submit
                        an application. Applications are subject to acceptance
                        at our office. Generally, purchase payments may be made
                        annually, semiannually, quarterly or monthly or any
                        other frequency we accept. (p. 19)
WITHDRAWALS,
LOANS AND
CONVERSIONS:            You may withdraw all or part of the contract's value
                        at any time. Withdrawals may be subject to charges and IRS penalty taxes and may have tax consequences. Total withdrawals may be subject to a market value adjustment.
                        (p. 25)

                        You also may request a withdrawal for the purpose of funding loans for participants. A withdrawal for a loan is not subject to withdrawal charges. However, we reserve the right to deduct withdrawal charges from the remaining contract value if there are any unpaid loans at the time of a total withdrawal, contract transfer or termination. (p. 26)

                        If a participant terminates employment, you may direct us to withdraw a part of the contract value so that the participant can purchase an individual deferred annuity from us. Withdrawal charges will not apply at the time of withdrawal for this conversion. (p. 27)

                        THE CONTRACT IN BRIEF

CONTRACT TRANSFER,
MARKET VALUE ADJUSTMENT
AND CONTRACT TERMINATION:
                        Subject to certain restrictions, you currently may redistribute money among accounts without charge at any time while the contract is in force. (p. 28)
                        You may direct us to withdraw the total contract value and transfer that value to another funding agent. (p.
                        28)

                        If the value of the fixed account is canceled due to total withdrawal, contract transfer or contract termination, we may impose a market value adjustment in addition to applicable contract charges. The amount of the market value adjustment approximates the gain or loss resulting from our sale of assets we purchased with the purchase payments. (p. 30)

                        Under certain circumstances, we may terminate the contract. (p. 32)

                        Prohibited investments: You will not offer under the plan any of the following funding vehicles to which future contributions may be made:

                        - guaranteed investment contracts;

                        - bank investment contracts;

                        - annuity contracts with fixed and/or variable accounts;
                         or

                        - funding vehicles providing a guarantee of principal.
                         (p. 32)
ANNUITY PAYOUTS:        You can direct us to begin retirement payouts to a
                        payee under an annuity payout plan that begins on the participant's retirement date. You may choose from a variety of plans, or we may agree to other payout arrangements. The annuity payout plan you select must meet the requirements of the plan. Payouts will be made on a fixed basis. (p. 35)
TAXES:                  Generally there is no federal income tax to
                        participants on contributions made to the contract or on increases in the contract's value until distributions are made (under certain circumstances, IRS penalty taxes and other tax consequences may apply). (p. 37)
CHARGES:

                        - $125 quarterly ($500 annual) contract administrative
                         charge;

                        - 1.00% mortality and expense risk fee;

                        - withdrawal charge; and

                        - the operating expenses of the funds.
CHANGING OWNERSHIP:     In general, ownership of the contract may not be
                        transferred. (p. 34)
RECORDKEEPER:           We must approve any person or entity authorized by
                        you to administer recordkeeping services for the plan and participants. (p. 42)

------------------------------------------------
                              EXPENSE SUMMARY

                               The purpose of this table is to help you understand the various costs and expenses associated with your contract.

                               You pay no sales charge when you purchase your contract. We show all costs that you bear directly or indirectly for the variable accounts and funds below. Some expenses may vary as we explain under "Charges."

           ANNUAL CONTRACT OWNER EXPENSES:

            WITHDRAWAL CHARGE (contingent deferred sales charge)

                                 Withdrawal charge as a
            Contract year    percentage of amount withdrawn
            -------------  ----------------------------------
                  1                        6%
                  2                        6
                  3                        5
                  4                        4
                  5                        3
                  6                        2
                  7                        1
             8 and later                   0
            CONTRACT ADMINISTRATIVE CHARGE $500 ($125 per quarter)

           ANNUAL VARIABLE ACCOUNT EXPENSES (as a percentage of average daily net assets of the variable accounts):

                       MORTALITY AND EXPENSE RISK FEE 1%

           ANNUAL OPERATING EXPENSES OF THE FUNDS (as a percentage of average daily net assets):

                            IDS LIFE    IDS LIFE   IDS LIFE    IDS LIFE    IDS LIFE      IDS LIFE        IDS
                           AGGRESSIVE   CAPITAL     GLOBAL      GROWTH      INCOME     INTERNATIONAL    LIFE      IDS LIFE
                             GROWTH     RESOURCE    YIELD     DIMENSIONS   ADVANTAGE      EQUITY       MANAGED   MONEYSHARE
                              FUND        FUND       FUND        FUND        FUND          FUND         FUND        FUND
 Management fees               .59%        .59%       .83%        .61%        .62%          .83%         .59%        .50%

 Other expenses                .09         .07        .13         .06         .09           .15          .04         .06

 Total(1)                      .68%        .66%       .96%        .67%        .71%          .98%         .63%        .56%

                           IDS LIFE
                           SPECIAL
                            INCOME
                             FUND
 Management fees              .60%
 Other expenses               .07
 Total(1)                     .67%

(1) Annualized operating expenses of funds at Dec. 31, 1998.

                              EXPENSE SUMMARY

EXAMPLE:*

             IDS LIFE    IDS LIFE   IDS LIFE    IDS LIFE     IDS LIFE     IDS LIFE                              IDS LIFE
            AGGRESSIVE    CAPITAL    GLOBAL      GROWTH       INCOME    INTERNATIONAL  IDS LIFE    IDS LIFE     SPECIAL
              GROWTH     RESOURCE     YIELD    DIMENSIONS   ADVANTAGE      EQUITY      MANAGED    MONEYSHARE     INCOME
               FUND        FUND       FUND        FUND         FUND         FUND         FUND        FUND         FUND
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return and full withdrawal at the end of each time period:

 1 Year    $     80.29   $  80.09   $  82.98   $    80.19   $   80.57   $    83.18    $   79.80   $   79.13    $   80.19

 3 Years        111.82     111.23     120.06       111.53      112.71       120.65       110.34      108.27       111.53

 5 Years        132.99     131.98     147.15       132.48      134.52       148.15       130.45      126.88       132.48

 10 Years       212.37     210.21     242.30       211.29      215.62       244.40       206.94      199.30       211.29

You would pay the following expenses on the same investment assuming no withdrawal or selection of an annuity payout plan at the end of each time period:

 1 Year         $ 18.39   $ 18.18   $ 21.26   $ 18.29   $ 18.70   $21.46    $ 17.88   $17.16    $ 18.29

 3 Years          56.93     56.30     65.63     56.62     57.86    66.25      55.37    53.18      56.62

 5 Years          97.94     96.89    112.58     97.42     99.52   113.62      95.31    91.62      97.42

 10 Years        212.37    210.21    242.30    211.29    215.62   244.40     206.94   199.30     211.29

* In this example, the $500 contract administrative charge is approximated as a 0.114% charge based on the average contract size.

YOU SHOULD NOT CONSIDER THIS EXAMPLE AS A REPRESENTATION OF PAST OR FUTURE EXPENSES. ACTUAL EXPENSES MAY BE MORE OR LESS THAN THOSE SHOWN.

----------------------------------------------
                        CONDENSED FINANCIAL INFORMATION (UNAUDITED)
The following tables give per-unit information about the financial history of each account.

                                                           YEAR ENDED DEC. 31,
                             1998        1997        1996        1995       1994     1993     1992     1991     1990     1989
                     ACCOUNT JZ(1) (INVESTING IN SHARES OF IDS LIFE AGGRESSIVE GROWTH FUND)

 Accumulation unit              $1.88       $1.68       $1.46       $1.12    $1.21    $1.08    $1.00       --       --       --
 value at beginning
 of period
 Accumulation unit value        $1.91       $1.88       $1.68       $1.46    $1.12    $1.21    $1.08       --       --       --
 at end of period
 Number of accumulation     1,087,314   1,168,829   1,172,793   1,007,976  780,423  347,336  115,574       --       --       --
 units outstanding at end
 of period (000 omitted)
 Ratio of operating             1.00%       1.00%       1.00%       1.00%    1.00%    1.00%    1.00%       --       --       --
 expense to average
 net assets

                     ACCOUNT F (INVESTING IN SHARES OF IDS LIFE CAPITAL RESOURCE FUND)

 Accumulation unit              $8.21       $6.67       $6.25       $4.94    $4.93    $4.82    $4.67    $3.22    $3.23    $2.57
 value at beginning
 of period
 Accumulation unit value       $10.09       $8.21       $6.67       $6.25    $4.94    $4.93    $4.82    $4.67    $3.22    $3.23
 at end of period
 Number of accumulation       507,310     556,866     628,555     641,903  576,724  488,632  402,977  309,984  242,767  204,645
 units outstanding at end
 of period (000 omitted)
 Ratio of operating             1.00%       1.00%       1.00%       1.00%    1.00%    1.00%    1.00%    1.00%    1.00%    1.00%
 expense to average
 net assets

                     ACCOUNT KZ(2) (INVESTING IN SHARES OF IDS LIFE GLOBAL YIELD FUND)

 Accumulation unit              $1.10       $1.07       $1.00          --       --       --       --       --       --       --
 value at beginning
 of period
 Accumulation unit value        $1.18       $1.10       $1.07          --       --       --       --       --       --       --
 at end of period
 Number of accumulation        78,150      65,609      24,878          --       --       --       --       --       --       --
 units outstanding at end
 of period (000 omitted)
 Ratio of operating             1.00%       1.00%       1.00%          --       --       --       --       --       --       --
 expense to average
 net assets

                        CONDENSED FINANCIAL INFORMATION (UNAUDITED)

                                                           YEAR ENDED DEC. 31,
                             1998        1997        1996        1995       1994     1993     1992    1991   1990   1989
                     ACCOUNT MZ(2) (INVESTING IN SHARES OF IDS LIFE GROWTH DIMENSIONS FUND)

 Accumulation unit              $1.37       $1.11       $1.00          --       --       --       --     --     --     --
 value at beginning
 of period
 Accumulation unit value        $1.74       $1.37       $1.11          --       --       --       --     --     --     --
 at end of period
 Number of accumulation     1,001,826     831,259     350,598          --       --       --       --     --     --     --
 units outstanding at end
 of period (000 omitted)
 Ratio of operating             1.00%       1.00%       1.00%          --       --       --       --     --     --     --
 expense to average
 net assets

                     ACCOUNT LZ(2) (INVESTING IN SHARES OF IDS LIFE INCOME ADVANTAGE FUND)

 Accumulation unit              $1.18       $1.05       $1.00          --       --       --       --     --     --     --
 value at beginning
 of period
 Accumulation unit value        $1.12       $1.18       $1.05          --       --       --       --     --     --     --
 at end of period
 Number of accumulation       228,165     175,024      59,939          --       --       --       --     --     --     --
 units outstanding at end
 of period (000 omitted)
 Ratio of operating             1.00%       1.00%       1.00%          --       --       --       --     --     --     --
 expense to average
 net assets
                     ACCOUNT IZ(1) (INVESTING IN SHARES OF IDS LIFE INTERNATIONAL EQUITY FUND)

 Accumulation unit              $1.52       $1.49       $1.38       $1.25    $1.29    $0.98    $1.00     --     --     --
 value at beginning
 of period
 Accumulation unit value        $1.74       $1.52       $1.49       $1.38    $1.25    $1.29    $0.98     --     --     --
 at end of period
 Number of accumulation     1,042,405   1,168,353   1,220,486   1,088,874  913,364  405,536   69,874     --     --     --
 units outstanding at end
 of period (000 omitted)
 Ratio of operating             1.00%       1.00%       1.00%       1.00%    1.00%    1.00%    1.00%     --     --     --
 expense to average
 net assets

                                                             YEAR ENDED DEC. 31,
                             1998        1997        1996        1995        1994       1993     1992     1991     1990     1989
                     ACCOUNT N (INVESTING IN SHARES OF IDS LIFE MANAGED FUND)

 Accumulation unit              $3.51       $2.97       $2.56       $2.09       $2.21    $1.98    $1.86    $1.45    $1.42    $1.14
 value at beginning
 of period
 Accumulation unit value        $4.03       $3.51       $2.97       $2.56       $2.09    $2.21    $1.98    $1.86    $1.45    $1.42
 at end of period
 Number of accumulation     1,100,357   1,178,735   1,197,162   1,212,021   1,127,834  910,254  650,797  496,554  400,961  331,315
 units outstanding at end
 of period (000 omitted)
 Ratio of operating             1.00%       1.00%       1.00%       1.00%       1.00%    1.00%    1.00%    1.00%    1.00%    1.00%
 expense to average
 net assets

                     ACCOUNT H (INVESTING IN SHARES OF IDS LIFE MONEYSHARE FUND)

 Accumulation unit              $2.46       $2.36       $2.27       $2.18       $2.12    $2.09    $2.04    $1.95    $1.82    $1.69
 value at beginning
 of period
 Accumulation unit value        $2.56       $2.46       $2.36       $2.27       $2.18    $2.12    $2.09    $2.04    $1.95    $1.82
 at end of period
 Number of accumulation        98,897      87,255      89,644     102,568      84,475   74,935  102,277  126,489  139,005  108,690
 units outstanding at end
 of period (000 omitted)
 Ratio of operating             1.00%       1.00%       1.00%       1.00%       1.00%    1.00%    1.00%    1.00%    1.00%    1.00%
 expense to average
 net assets
 Simple yield(3)                3.71%       4.10%       3.77%       3.97%       4.16%    1.89%    1.76%    3.26%    6.25%    6.81%

 Compound yield(3)              3.78%       4.18%       3.84%       4.05%       4.24%    1.90%    1.77%    3.31%    6.44%    7.04%

                     ACCOUNT G (INVESTING IN SHARES OF IDS LIFE SPECIAL INCOME FUND)

 Accumulation unit              $5.25       $4.86       $4.59       $3.80       $3.99    $3.48    $3.21    $2.76    $2.67    $2.48
 value at beginning
 of period
 Accumulation unit value        $5.27       $5.25       $4.86       $4.59       $3.80    $3.99    $3.48    $3.21    $2.76    $2.67
 at end of period
 Number of accumulation       287,881     316,789     362,167     393,697     361,640  405,429  330,000  270,858  236,926  222,248
 units outstanding at end
 of period (000 omitted)
 Ratio of operating             1.00%       1.00%       1.00%       1.00%       1.00%    1.00%    1.00%    1.00%    1.00%    1.00%
 expense to average
 net assets

(1)  Accounts IZ and JZ commenced operations on Jan. 13, 1992.
(2)  Accounts KZ, LZ and MZ commenced operations on April 30, 1996.
(3) Net of annual contract administrative charge and mortality and expense risk fee.

----------------------------------------------
                        FINANCIAL STATEMENTS

You can find the audited financial statements of the variable accounts in the SAI. You can find our audited financial statements later in this prospectus.

  PERFORMANCE INFORMATION
-----------------------------------------------------------------------------

Performance information for the variable accounts may appear from time to time in advertisements or sales literature. This information reflects the performance of a hypothetical investment in a particular variable account during a specified time period. Although we base performance figures on historical earnings, past performance does not guarantee future results.

We include non-recurring charges (such as withdrawal charges) in total return figures, but not in yield quotations. Excluding non-recurring charges in yield calculations increases the reported value.

Total return figures reflect deduction of all applicable charges, including:

-the contract administrative charge,

-mortality and expense risk fee, and

-withdrawal charge (assuming a full withdrawal at the end of the illustrated period).

We also may make optional total return quotations that do not reflect a withdrawal charge deduction (assuming no withdrawal). Total return quotations may be shown by means of schedules, charts or graphs.

AVERAGE ANNUAL TOTAL RETURN is the average annual compounded rate of return of the investment over a period of one, five and 10 years (or up to the life of the variable account if it is less than ten years old).

CUMULATIVE TOTAL RETURN is the cumulative change in the value of an investment over a specified time period. We assume that income earned by the investment is reinvested. Cumulative total return will be higher than average annual total return because it is not averaged.

ANNUALIZED SIMPLE YIELD (FOR VARIABLE ACCOUNTS INVESTING IN MONEY MARKET FUNDS) "annualizes" the income generated by the investment over a given seven-day period. That is, we assume the amount of income generated by the investment during the period will be generated each seven-day period for a year. We show this as a percentage of the investment.

ANNUALIZED COMPOUND YIELD (FOR VARIABLE ACCOUNTS INVESTING IN MONEY MARKET FUNDS) is calculated like simple yield except that we assume the income is reinvested when we annualize it. Compound yield will be higher than the simple yield because of the compounding effect of the assumed reinvestment.

ANNUALIZED YIELD (FOR VARIABLE ACCOUNTS INVESTING IN INCOME FUNDS) divides the net investment income (income less expenses) for each accumulation unit during a given 30-day period by the value of the unit on the last day of the period. We then convert the result to an annual percentage.

You should consider performance information in light of the investment objectives, policies, characteristics and quality of the fund in which the variable account invests and the market conditions during the specified time period. Advertised yields and total return figures include charges that reduce advertised performance. Therefore, you should not compare variable account performance to that of mutual funds that sell their shares directly to the public. (See the SAI for a further description of methods used to determine total return and yield.)

If you would like additional information about actual performance, please contact your financial advisor.

----------------------------------------------
                        THE VARIABLE ACCOUNTS

You may allocate payments to any or all the variable accounts that invest in shares of the following funds:

FUNDS OFFERED THROUGH VARIABLE
ACCOUNTS                                  IDS LIFE ACCOUNT        ESTABLISHED
 IDS Life Aggressive Growth Fund                 JZ                 Sept. 20, 1991

 IDS Life Capital Resource Fund                   F                   May 13, 1981

 IDS Life Global Yield Fund                      KZ                  April 2, 1996

 IDS Life Growth Dimensions Fund                 MZ                  April 2, 1996

 IDS Life Income Advantage Fund                  LZ                  April 2, 1996

 IDS Life International Equity Fund              IZ                 Sept. 20, 1991

 IDS Life Managed Fund                            N                 April 17, 1985

 IDS Life Moneyshare Fund                         H                   May 13, 1981

 IDS Life Special Income Fund                     G                   May 13, 1981

Each variable account meets the definition of a separate account under federal securities laws. We credit or charge income, capital gains and capital losses of each variable account only to that variable account. State insurance law prohibits us from charging a variable account with liabilities of any other variable account or of our general business. Each variable account's net assets are held in relation to the contracts described in this prospectus as well as other contracts that we issue that are not described in this prospectus.

The U.S. Treasury and the Internal Revenue Service (IRS) indicated that they may provide additional guidance on investment control. This concerns how many variable accounts an insurance company may offer and how many exchanges among variable accounts it may allow before the contract owner would be currently taxed on income earned within variable account assets. At this time, we do not know what the additional guidance will be or when action will be taken. We reserve the right to modify the contract, as necessary, to ensure that the owner will not be subject to current taxation as the owner of the variable account assets.

We intend to comply with all federal tax laws to ensure that the contract continues to qualify as an annuity for federal income tax purposes. We reserve the right to modify the contract as necessary to comply with any new tax laws.

All variable accounts were established under Minnesota law and are registered together as a single unit investment trust under the Investment Company Act of 1940 (the 1940
Act). This registration does not involve any supervision of our management or investment practices and policies by the SEC. All obligations arising under the contracts are general obligations of IDS Life.

----------------------------------------------
                        THE FUNDS

IDS LIFE AGGRESSIVE GROWTH FUND

Objective: capital appreciation. Invests primarily in common stocks of small- and medium-size companies.

IDS LIFE CAPITAL RESOURCE FUND

Objective: capital appreciation. Invests primarily in U.S. common stocks.

IDS LIFE GLOBAL YIELD FUND

Objective: high total return through income and growth of capital. Invests primarily in debt securities of U.S. and foreign issuers.

IDS LIFE GROWTH DIMENSIONS FUND

Objective: long-term growth of capital. Invests primarily in common stocks of U.S. and foreign companies showing potential for significant growth.

IDS LIFE INCOME ADVANTAGE FUND

Objective: high current income, with capital growth as a secondary objective. Invests primarily in long-term, high-yielding, high-risk debt securities below investment grade issued by U.S. and foreign corporations.

IDS LIFE INTERNATIONAL EQUITY FUND

Objective: capital appreciation. Invests primarily in common stock of foreign issuers.

IDS LIFE MANAGED FUND

Objective: maximum total investment return through a combination of capital growth and current income. Invests primarily in stocks, convertible securities, bonds and money market instruments.

IDS LIFE MONEYSHARE FUND

Objective: maximum current income consistent with liquidity and conservation of capital. Invests in money market securities.

IDS LIFE SPECIAL INCOME FUND

Objective: to provide a high level of current income while conserving the value of the investment for the longest time period. Invests primarily in investment-grade bonds.

The investment objectives and policies of some of the funds are similar to the investment objectives and policies of other mutual funds that the investment advisor or its affiliates manage. Although the objectives and policies may be similar, each fund will have its own portfolio holdings and its own fees and expenses. Accordingly, each fund will have its own investment results.

The IRS issued final regulations relating to the diversification requirements under Section 817(h) of the Code. Each fund intends to comply with these requirements.

IDS Life is the investment manager and AEFC is the investment advisor for each of the funds. American Express Asset Management International Inc., a wholly owned subsidiary of AEFC, is the sub-investment advisor for IDS Life International Equity Fund. The investment manager and advisor cannot guarantee that the funds will meet their investment objectives. Please read the funds' prospectus for facts you should know before investing. This prospectus is available by contacting us at the address or telephone number on the front of this prospectus, or from your financial advisor.

----------------------------------------------
                        THE FIXED ACCOUNT

You also may allocate purchase payments to the fixed account. We back the principal and interest guarantees relating to the fixed account. The value of the fixed account increases as we credit interest to the account. Purchase payments and transfers to the fixed account become part of our general account. We credit interest daily and compound it annually. We will change the interest rates from time to time at our discretion.

In addition, a market value adjustment is imposed on the fixed account if you cancel the value of the fixed account due to total withdrawal, contract transfer or contract termination. The amount of the market value adjustment approximates the gain or loss resulting from our sale of assets purchased with purchase payments. (See "Contract Transfer, Market Value Adjustment and Contract Termination -- Market value adjustment.")

----------------------------------------------
                        BUYING THE CONTRACT

Your financial advisor will help you prepare and submit an application and send it along with the initial purchase payment to our office.

When applying, you may select:

-the accounts in which to invest, and

-how to make purchase payments

If your application is complete, we will process it and apply the purchase payment to the accounts you selected within two business days after we receive it at our office. If we accept your application, we will send you a contract. If we cannot accept your application within five business days, we will decline it and return payment. We will credit additional purchase payments to the accounts on the valuation date we receive them. We will value the additional payments at the next accumulation unit value calculated after we receive the payments at our office.

HOW TO MAKE PURCHASE PAYMENTS

-------------------------------------------------------------------
                      Send your check along with your name and
1                     contract number to:
BY LETTER

                      REGULAR MAIL:
                      IDS Life Insurance Company
                      P.O. Box 74
                      Minneapolis, MN 55440-0074
                      EXPRESS MAIL:
                      IDS Life Insurance Company
                      733 Marquette Avenue
                      Minneapolis, MN 55402
-------------------------------------------------------------------
                      A financial advisor can help set up:
2                    - participant salary reduction
BY SCHEDULED
PAYMENT PLAN

----------------------------------------------
                        CHARGES

CONTRACT ADMINISTRATIVE CHARGE

We charge this fee for establishing and maintaining your records. We deduct $125 from the contract value at the end of each contract quarter (each three-month period measured from the effective date of your contract). This equates to an annual charge of $500. We prorate this charge among the variable accounts and the fixed account in the same proportion your interest in each account bears to your total contract value. We reserve the right to increase the contract administrative charge in the future, but we guarantee that it will never exceed $250 per quarter ($1,000 per year).

MORTALITY AND EXPENSE RISK FEE

This fee is to cover the mortality risk and expense risk. We charge this fee daily to your variable accounts. The unit values of your variable accounts reflect this fee and it totals 1% of the variable accounts' average daily net assets on an annual basis. Approximately two-thirds of this amount is for our assumption of mortality risk, and one-third is for our assumption of expense risk. This fee does not apply to the fixed account.

Mortality risk arises because of our guarantee to make annuity payouts according to the terms of the contract, no matter how long a specific participant lives and no matter how long our entire group of annuitants live. If, as a group, annuitants outlive the life expectancy we assumed in our actuarial tables, then we must take money from our general assets to meet our obligations. If, as a group, annuitants do not live as long as expected, we could profit from the mortality risk fee.

Expense risk arises because we cannot increase the contract administrative charge above $1,000 per year and this charge may not cover our expenses. We would have to make up any deficit from our general assets.

The variable accounts pay us the mortality and expense risk fee they accrued as follows:

-first, to the extent possible, the variable accounts pay this fee from any dividends distributed from the funds in which they invest;

-then, if necessary, the funds redeem shares to cover any remaining fees payable.

We may use any profits we realize from the variable accounts' payment to us of the mortality and expense risk fee for any proper corporate purpose, including, among others, payment of distribution (selling) expenses. We do not expect that the withdrawal charge, discussed in the following paragraphs, will cover sales and distribution expenses.

WITHDRAWAL CHARGE

If you withdraw part or all of the contract, a withdrawal charge may apply. This withdrawal charge represents a percentage of the amount withdrawn as follows:

                Withdrawal charge as a
  Contract          percentage of
    year           amount withdrawn
------------  --------------------------
     1                        6%
     2                        6
     3                        5
     4                        4
     5                        3
     6                        2
     7                        1
8 and later                   0

For a partial withdrawal that is subject to a withdrawal charge, the amount we actually withdraw from the contract will be the amount the owner requests plus any applicable withdrawal charge. We apply the withdrawal charge to this total amount. We pay the owner the amount requested.

Example of withdrawal charge:

You request a $1,000 partial withdrawal, and the withdrawal charge is 5%:

1,000 partial withdrawal      =           $1,052.63
---------------------------
            .95
Total amount withdrawn..................  $1,052.63
                                            X  0.05
                                          ---------
Total withdrawal charge.................  $   52.63
                                          ---------
                                          ---------

                        CHARGES

There are no withdrawal charges for withdrawals on behalf of a participant if the participant:

-attains age 59 1/2;

-purchases an immediate annuity under the annuity payout plans of this contract after separation from service;

-retires under the plan after age 55;

-becomes disabled (as defined by the Code);

-dies;

-encounters financial hardship as permitted under the plan and the Code;

-receives a loan as requested by you; or

-converts contract value to an individual retirement annuity or other qualified annuity offered by us as requested by you.

Under no circumstance will withdrawal charges exceed 8.5% of aggregate purchase payments made.

POSSIBLE GROUP REDUCTIONS: In some cases we may incur lower sales and administrative expenses or we may perform fewer services. In such cases, we may be able to reduce or eliminate certain contract charges. However, we expect this to occur infrequently.

PREMIUM TAXES: Currently, there are no premium taxes under this contract. However, a charge will be made by us against the contract value for any state and local premium taxes to the extent the taxes are payable in connection with the purchase of a contract under the annuity payout plans.

----------------------------------------------
                        VALUING THE INVESTMENT

We value your accounts as follows:

FIXED ACCOUNT: We value the amounts allocated to the fixed account directly in dollars. The fixed account value equals:

-the sum of your purchase payments and transfer amounts allocated to the fixed account;

-plus interest credited;

-minus the sum of amounts withdrawn (including any applicable withdrawal charges) and amounts transferred out; and

-minus any prorated contract administrative charge.

VARIABLE ACCOUNTS: We convert amounts allocated to the variable accounts into accumulation units. Each time you make a purchase payment or transfer amounts into one of the variable accounts, we credit a certain number of accumulation units to the contract for that account. Conversely, each time you take a partial withdrawal, transfer amounts out of a variable account or we assess a contract administrative charge, we subtract a certain number of accumulation units from the contract.

The accumulation units are the true measure of investment value in each account during the accumulation period. They are related to, but not the same as, the net asset value of the fund in which the account invests.

The dollar value of each accumulation unit can rise or fall daily depending on the variable account expenses, performance of the fund and on certain fund expenses. Here is how we calculate accumulation unit values:

NUMBER OF UNITS

To calculate the number of accumulation units for a particular account, we divide the investment by the current accumulation unit value.

ACCUMULATION UNIT VALUE

The current accumulation unit value for each variable account equals the last value times the account's current net investment factor.

                        VALUING THE INVESTMENT

NET INVESTMENT FACTOR

We determine the net investment factor by:

-adding the fund's current net asset value per share, plus the per share amount of any accrued income or capital gain dividends to obtain a current adjusted net asset value per share; then

-dividing that sum by the previous adjusted net asset value per share; and

-subtracting the percentage factor representing the mortality and expense risk fee from the result.

Because the net asset value of the fund may fluctuate, the accumulation unit value may increase or decrease. You bear all the investment risk in a variable account.

FACTORS THAT AFFECT VARIABLE ACCOUNT ACCUMULATION UNITS

Accumulation units may change in two ways: in number and in value. Here are the factors that influence those changes:

The number of accumulation units owned may fluctuate due to:

-additional purchase payments allocated to the variable accounts;

-transfers into or out of the variable accounts;

-partial withdrawals;

-withdrawal charges; and/or

-prorated portions of the contract administrative charge.

Accumulation unit values may fluctuate due to:

-changes in funds' net asset value;

-dividends distributed to the variable accounts;

-capital gains or losses of funds;

-fund operating expenses; and/or

-mortality and expense risk fees.

----------------------------------------------
                        WITHDRAWALS, LOANS AND CONVERSIONS

WITHDRAWAL POLICIES

-If you request a total withdrawal, payment will equal the total contract value less the contract administrative charge, any applicable premium tax and withdrawal charge.

-You or the recordkeeper must state the reason for a partial withdrawal.

-If the contract has a balance in more than one account and you request a partial withdrawal, we will withdraw money from all your accounts in the same proportion as your value in each account correlates to your total contract value, unless requested otherwise.

-A market value adjustment may apply to total withdrawals from the fixed account. (See "Contract Transfer, Market Value Adjustment and Contract Termination").

SPECIAL WITHDRAWAL PROVISIONS

-The rights of any person to benefits under the plans in which these contracts are issued will be subject to the terms and conditions of the plans themselves, regardless of the terms and conditions of the contract.

-We reserve the right to defer withdrawal payments from the fixed account for a period not to exceed six months from the date we receive the withdrawal request.

-Since contracts offered will be issued in connection with retirement plans you should refer to the terms of the particular plan for any further limitations or restrictions on withdrawals.

-You may pay withdrawal charges (see "Charges") and IRS taxes and penalties (see
 "Taxes").

                        WITHDRAWALS, LOANS AND CONVERSIONS

RECEIVING WITHDRAWAL PAYMENTS

By regular or express mail:

-payable to you.

-mailed to address of record within seven days after receiving your request.

However, we may postpone the payment if:

-- the withdrawal amount includes a purchase payment check that has not cleared;

-- the NYSE is closed, except for normal holiday and weekend closings;

-- trading on the NYSE is restricted, according to SEC rules;

-- an emergency, as defined by SEC rules, makes it impractical to sell securities or value the net assets of the accounts; or

-- the SEC permits us to delay payment for the protection of security holders.

NOTE: We will charge you a fee if you request express mail delivery.

LOANS

You may request withdrawals to fund loans for participants. You must specify from which accounts to make withdrawals at the time of the loan request. Loan amounts and terms must comply with the applicable requirements of the plan and Code. We assume no responsibility for the validity or compliance of the loan.

Withdrawals to fund loans under the plan will not be subject to withdrawal charges when the loan is made. However, we reserve the right to deduct withdrawal charges from the remaining contract value if there is an unpaid loan balance at the time of a total withdrawal, contract transfer or termination (see "Charges").

CONVERSION

You may transfer on the participant's behalf part of the contract value to an individual deferred annuity contract offered by us in the event of:

-the termination of participant's employment, or

-other reasons which are acceptable to us and meet the requirements of the plan and the Code.

This individual contract will qualify as an individual retirement annuity under
Section 408 or another applicable section of the Code. Withdrawal charges will not apply at the time of conversion.

----------------------------------------------
                        CONTRACT TRANSFER, MARKET VALUE ADJUSTMENT AND CONTRACT TERMINATION

TRANSFERRING MONEY BETWEEN ACCOUNTS

You may transfer money from any one variable account, or the fixed account, to another variable account before annuity payouts begin. We will process your transfer request on the valuation date we receive your request. We will value your transfer at the next accumulation unit value calculated after we receive your request. There is no charge for transfers. Before making a transfer, you should consider the risks involved in switching investments.

We may suspend or modify transfer privileges at any time. Any restrictions imposed by the plan will apply.

HOW TO REQUEST A TRANSFER OR WITHDRAWAL

You can request a transfer or withdrawal by letter or any other method we agree to. Send the plan name, contract number, Social Security Number or Taxpayer Identification Number and signed request for a transfer or withdrawal to:

REGULAR MAIL:
IDS Life Insurance Company
IDS Tower 10
Minneapolis, MN 55440-0010

EXPRESS MAIL:
IDS Life Insurance Company
733 Marquette Avenue
Minneapolis, MN 55402

You may withdraw all or part of the contract value at any time. We will process your withdrawal request on the valuation date we receive it. For total withdrawal, we will compute the value of the contract at the next accumulation unit value calculated after we receive the request. We may ask you to return the contract. You may have to pay withdrawal charges (see "Charges") and IRS taxes and penalties (see "Taxes").

WITHDRAWALS BY OWNER FOR TRANSFER OF FUNDS
You may direct us to withdraw the total contract value and transfer that value to another funding agent. You will pay all applicable contract charges including withdrawal charges, and we will deduct them from the first payout unless you transfer the total contract value to a plan offered by us or our affiliates. (See "Charges.")

You must provide us with a written request to make such a withdrawal. This written request must be sent to our office and must specify the initial withdrawal date and payee to whom the payouts are to be made.

At your option, we will pay the contract value, less any applicable charges, in annual installments or in a lump sum as follows:

1. We may pay the contract value in five annual installments beginning on the initial withdrawal date and then on each of the next four anniversaries of such date as follows:

                                                    PERCENTAGE OF THEN REMAINING
               INSTALLMENT PAYMENT                     CONTRACT VALUE BALANCE
                        1                                         20%
                        2                                         25
                        3                                         33
                        4                                         50
                        5                                        100

We will not allow additional withdrawals for benefits or other transfers of contract values and we will not accept additional purchase payments after we make the first withdrawal payment. We will continue to credit interest to any contract value balance remaining after an installment payment at the interest rate then in effect for the fixed account.

                        CONTRACT TRANSFER, MARKET VALUE ADJUSTMENT AND CONTRACT TERMINATION

2. We may pay the contract value in a lump sum. We will base any contract value attributable to the fixed account on market value. We will determine the market value by applying the formula described below under "Market value adjustment." We will make lump sum payments according to the withdrawal provisions (see "Withdrawals, Loans and Conversions--Receiving withdrawal payments").

MARKET VALUE ADJUSTMENT -- A market value adjustment (MVA) applies only when we pay out the fixed account value in a lump sum when:

-you withdraw the total contract value to transfer that value to another funding vehicle;

-you make a total withdrawal of the fixed account contract value; or

-we terminate the contract as described below. (See "Contract termination.")

We will apply the MVA to the contract value withdrawn from the fixed account after deducting any applicable contract administrative charge and withdrawal charge. (See "Charges.")

The MVA will reflect the relationship between the current interest rate credited to new purchase payments allocated to the fixed account and the rate credited to all prior purchase payments. We calculate the MVA as follows:

MVA = fixed account value X (A - B) X C

Where:

A = the weighted average interest rate (in decimal form) credited to all fixed account purchase payments made by you at the time of termination, rounded to 4 decimal places;

B = the interest rate (in decimal form) credited to new purchase payments to the contract at the time of termination or total withdrawal, rounded to 4 decimal places; and

C = the annuity factor, which represents the relationship between the contract year and the average duration of underlying investments from the following table:

                  CONTRACT YEAR                                       ANNUITY FACTOR
                       1-3                                                 6.0
                       4-6                                                 5.0
                        7+                                                 4.0

The following example shows a downward and upward MVA.

1. Assume: contract effective date of October 1, 1993
          contract termination date of July 1, 1998
          contract year at termination is 5

                                PURCHASE    INITIAL   CURRENT    ACCUMULATION
             YEAR               PAYMENTS     RATE      RATE     ACCOUNT VALUE
              1                  $10,000      6.50%     6.25%       $12,560
              2                    8,000      6.00      6.25          9,870
              3                   12,000      6.25      6.25         13,960
              4                   15,000      7.50      6.75         16,660
              5                   20,000      6.50      6.50         20,640

 Total accumulation account value         =  $   73,690
 Withdrawal charge = .03 X 73,690         =       2,211
 Fixed account value = 73,690 - 2,211     =      71,479
 Weighted average interest rate           =      6.433%
 Interest rate on new purchase payments   =       6.750
 MVA = $71,479 X (.06433 - .06750) X 5.0  =  $(1,132.94)
 Market value = 71,479 - 1,132.94         =   70,346.06

2. Assume: contract effective date of January 15, 1994
          contract termination date of September 20, 1996
          contract year at termination is 3

                                PURCHASE    INITIAL   CURRENT    ACCUMULATION
             YEAR               PAYMENTS     RATE      RATE     ACCOUNT VALUE
              1                  $15,000      7.00%     6.25%       $17,710
              2                   20,000      6.50      6.00         22,140
              3                   25,000      5.50      5.50         25,910

 Total accumulation account value         =  $   65,760
 Withdrawal charge = .05 X 65,760         =       3,288
 Fixed account value = 65,760 - 3,288     =      62,472
 Weighted average interest rate           =      5.870%
 Interest rate on new purchase payments   =       5.250
 MVA = $62,472 X (.05870 - .05250) X 6    =  $ 2,323.96
 Market value = 62,472 + 2,323.96         =   64,795.96

                        CONTRACT TRANSFER, MARKET VALUE ADJUSTMENT AND CONTRACT TERMINATION

No MVA applies if:

-you make a partial withdrawal of the fixed account contract value;

-we pay you installment payments when you withdraw the total contract value and transfer that value to another funding vehicle or we terminate the contract; or

-you transfer contract values from the fixed account to the variable accounts
 "Transferring money between accounts."

CONTRACT TERMINATION
We reserve the right, upon at least 30 days' written notice, to declare a contract termination date.

We may declare a contract termination date if:

-you adopt an amendment to the plan that causes the plan to be materially different from the original plan. (to be "materially different," the amendment must cause a substantial change in the level of the dollar amounts of purchase payments or contract benefits paid by us);

-the plan fails to qualify or becomes disqualified under the appropriate sections of the Code;

-while the contract is in force, and prior to any withdrawal or contract termination, you offer under the plan a prohibited investment as a funding vehicle to which future contributions may be made (prohibited investments include: guaranteed investment contracts, bank investment contracts, annuity contracts with fixed and/or variable accounts, and funding vehicles providing a guarantee of principal); or

-you change to a recordkeeper not approved by us.

If we waive our rights to terminate the contract under any provision of this section at any time, such waiver will not be considered a precedent and will not prohibit us from exercising the right to terminate this contract, for the reasons noted above, at any future time.

PROCEDURES AT CONTRACT TERMINATION
On the contract termination date, we will withdraw any outstanding charges, including any contract administrative charges, from the contract value. A withdrawal charge may apply on account of any termination under this provision. We will deduct it from the first termination payment. (See "Charges.")

At your option, we will pay the contract value in a lump sum or in annual installment payouts according to the table under "Withdrawals by owner for transfer of funds" above. A lump sum payout will be subject to an applicable MVA to the fixed account value. If you do not select an option, we will pay the contract value to you under the installment option.

----------------------------------------------
                        CHANGING OWNERSHIP

You may not transfer ownership of the contract except to:

-a trustee or successor trustee of a pension or profit sharing trust qualified under the Code; or

-as otherwise permitted by laws and regulations governing the plans under which the contract is issued.

Subject to the provisions above, you may not sell, assign, transfer, discount or pledge your contract as collateral for a loan, or as security for the performance of an obligation or for any other purpose except as required or permitted by the Code.

----------------------------------------------
                        THE ANNUITY PAYOUT PERIOD

When a plan participant reaches his or her retirement date, you may select one of the annuity payout plans outlined below or we may mutually agree on other payout arrangements. We do not deduct any withdrawal charges under the payout plans listed below.

We will make retirement payouts on a fixed basis under a supplemental fixed immediate annuity in the form customarily offered by us at the time of purchase.

ANNUITY PAYOUT PLANS

You may choose any one of these annuity payout plans by giving us written instructions at least 30 days before contract values are used to purchase the payout plan:

-PLAN A -- LIFE ANNUITY - NO REFUND: We make monthly payouts until the annuitant's death. Payouts end with the last payout before the annuitant's death. We will not make any further payouts. This means that if the annuitant dies after we have made only one monthly payout, we will not make any more payouts.

-PLAN B -- LIFE ANNUITY WITH FIVE, 10 OR 15 YEARS CERTAIN: We make monthly payouts for a guaranteed payout period of five, 10 or 15 years that you elect. This election will determine the length of the payout period to the beneficiary if the annuitant should die before the elected period expires. We calculate the guaranteed payout period from the retirement date. If the annuitant outlives the elected guaranteed payout period, we will continue to make payouts until the annuitant's death.

-PLAN C -- LIFE ANNUITY - INSTALLMENT REFUND: We make monthly payouts until the annuitant's death, with our guarantee that payouts will continue for some period of time. We will make payouts for at least the number of months determined by dividing the amount applied under this option by the first monthly payout, whether or not the annuitant is living.

                        THE ANNUITY PAYOUT PERIOD

-PLAN D -- JOINT AND LAST SURVIVOR LIFE ANNUITY - NO REFUND: We make monthly payouts while both the annuitant and a joint annuitant are living. If either annuitant dies, we will continue to make monthly payouts at the full amount until the death of the surviving annuitant. Payouts end with the death of the second annuitant.

-PLAN E -- PAYOUTS FOR A SPECIFIED PERIOD: We make monthly payouts for a specific payout period of 10 to 30 years that you elect. We will make payouts only for the number of years specified whether the annuitant is living or not. Depending on the selected time period, it is foreseeable that an annuitant can outlive the payout period selected. In addition, a 10% IRS penalty tax could apply under this payout plan. (See "Taxes.")

RESTRICTIONS ON PAYOUT OPTIONS: Since the contract is issued in connection with plans that meet the requirements of code section 401 (including 401(k)) and 457, the payout schedule must meet the applicable requirements of the particular plan and of the Code, including the distribution and incidental death benefit requirements. In general, the plan must provide for retirement payouts:

-over the life of the participant;

-over the joint lives of the participant and a designated beneficiary;

-for a period not exceeding the life expectancy of the participant; or

-for a period not exceeding the joint life expectancies of the participant and a designated beneficiary.

IF MONTHLY PAYOUTS WOULD BE LESS THAN $20:
We will calculate the amount of monthly payouts at the time the immediate annuity is purchased to provide retirement payouts. If the calculations show that monthly payouts would be less than $20, we have the right to pay the contract value to you in a lump sum.

----------------------------------------------
                        TAXES

TAX TREATMENT OF IDS LIFE AND THE VARIABLE ACCOUNTS: We are taxed as a life insurance company under the Code. Although the operations of the variable accounts are accounted for separately from our other operations for purposes of federal income taxation, the variable accounts are not taxable as entities separate from us. Under existing federal income tax laws, the income and capital gains of the variable accounts, to the extent applied to increase reserves under the contracts, are not taxable to us.

TAXATION OF ANNUITIES IN GENERAL: Generally, there is no tax to a participant on contributions made to the contract or on any increases in the value of the contract. However, when distribution to a participant occurs, the distribution will be subject to taxation (except contributions that were made with after-tax dollars).

PENALTIES: If participants receive amounts from the contract before reaching age 59 1/2, they may have to pay a 10% IRS penalty on the amount includable in their ordinary income. However, this penalty will not apply to any amount received by the participant or designated beneficiary:

-because of the participant's death;

-because the participant becomes disabled (as defined in the Code);

-if the distribution is part of a series of substantially equal periodic payments, made at least annually, over the participant's life or life expectancy (or joint lives or life expectancies of the participant and designated beneficiary);

-if the participant retires under the plan during or after the year he or she attains age 55; or

-if the payout is a 457 plan distribution.

Other penalties or exceptions may apply if you withdraw from the contract before your plan specifies that payouts can be made.

MANDATORY WITHHOLDING: If the participant receives a distribution, mandatory 20% federal income tax withholding (and possibly state income tax withholding) generally will be imposed at the time we make the payout. Any withholding that is done represents a prepayment of the participant's tax due

                        TAXES

for the year and the participant will take credit for such amounts when filing an annual tax return. This mandatory withholding will not be imposed if:

-instead of receiving the distribution check, the participant elects to roll the distribution over directly to an IRA or another eligible plan;

-the payout is one in a series of substantially equal periodic payouts, made at least annually, over the participant's life or life expectancy (or the joint lives or life expectancies of the participant and designated beneficiary) or over a specified period of 10 years or more;

-the payout is a minimum distribution required under the Code; or

-the payout is a 457 plan distribution.

Payouts made to a surviving spouse instead of being directly rolled over to an IRA may also be subject to 20% income tax withholding.

If a distribution is made to the participant from a contract offered under a
Section 457 plan (deferred compensation plan of state and local governments and tax-exempt organizations), withholding is computed using payroll methods, depending upon the type of payment.

ELECTIVE WITHHOLDING: If the distribution is not subject to mandatory withholding as described above, the participant can elect not to have any withholding occur. To do this the participant must provide us with a valid Social Security Number or Taxpayer Identification Number.

If the participant does not make this election and if the payout is part of an annuity payout plan, the amount of withholding generally is computed using payroll tables. Please provide us with a statement of how many exemptions to use in calculating the withholding. If the distribution is any other type of payment (such as a partial or full withdrawal), withholding is computed using 10% of the taxable portion.

Some states also impose withholding requirements similar to the federal withholding described above. If this should be the case, we may deduct state withholding from any payment from which we deduct federal withholding. The withholding requirements may differ if we are making payment to a non-U.S. citizen or if we deliver the payment outside the United States.

IMPORTANT: Our discussion of federal tax laws is based upon our understanding of these laws as they are currently interpreted. Federal tax laws or current interpretations of them may change. For this reason and because tax consequences are complex and highly individual and cannot always be anticipated, you should consult a tax advisor if you have any questions about taxation of the contract.

TAX QUALIFICATION: We intend that the contract qualify as an annuity for Federal income tax purposes. To that end, the provisions of the contract are to be interpreted to ensure or maintain such tax qualification, in spite of any other provisions to the contrary. We reserve the right to amend the contract to reflect any clarifications that may be needed or are appropriate to maintain such qualification or to conform the contract to any applicable changes in the tax qualification requirements. We will send you a copy of any such amendment.

----------------------------------------------
                        VOTING RIGHTS

You or another authorized party with investments in the variable accounts may vote on important fund policies. We will vote fund shares according to the instructions we receive.

The number of votes is determined by applying the percentage interest in each variable account to the total number of votes allowed to the account.

We calculate votes separately for each account. We will send notice of these meetings, proxy materials and a statement of the number of votes to which the voter is entitled.

We will vote shares for which we have not received instructions in the same proportion as the votes for which we have received instructions. We also will vote the shares for which we have voting rights in the same proportion as the votes for which we have received instructions.

----------------------------------------------
                        OTHER CONTRACTUAL PROVISIONS

MODIFICATION
We may modify the contract upon notice to you, if such modification:

-is necessary to make the contract or the variable accounts comply with any law or regulation issued by a governmental agency to which we or the variable accounts are subject;

-is necessary to assure continued qualification of the contract under the Code or other federal or state laws relating to retirement annuities or annuity contracts;

-is necessary to reflect a change in the variable accounts; or

-provides additional accumulation options for the variable accounts.

In the event of any such modification, we may make appropriate endorsement to the contract to reflect such modification.

PROOF OF CONDITION OR EVENT
Where any payments under the contract depend on the recipient being alive and/or being a certain age on a given date, or depend on the occurrence of a specific event, we may require proof satisfactory to it that such a condition has been met prior to making the payment.

----------------------------------------------
                        RECORDKEEPING SERVICES

We provide a contract to fund plans that meet the requirements of Code Sections 401 (including 401(k)) and 457. We do not provide any administrative or recordkeeping services in connection with the Plan. We will rely on information and/or instructions provided by the Plan administrator and/or recordkeeper in order to properly administer the contract. For this reason, any person or entity authorized by you to administer recordkeeping services for the Plan and we must approve participants.

----------------------------------------------
                        ABOUT THE SERVICE PROVIDERS

ISSUER AND PRINCIPAL UNDERWRITER
IDS Life issues and is the principal underwriter for the contracts. IDS Life is a stock life insurance company organized in 1957 under the laws of the State of Minnesota and is located at IDS Tower 10, Minneapolis, MN 55440-0010. IDS Life conducts a conventional life insurance business.

IDS Life is a wholly-owned subsidiary of AEFC, which itself is a wholly-owned subsidiary of American Express Company, a financial services company headquartered in New York City. The AEFC family of companies offers not only insurance and annuities, but also mutual funds, investment certificates and a broad range of financial management services. American Express Financial Advisors Inc. (AEFA) serves individuals and businesses through its nationwide network of more than 180 offices and 9200 advisors.

IDS Life pays total commissions of up to 7% of the total purchase payments it receives on the contracts. We pay a portion of this total commission to district managers and field vice presidents of the selling representatives.

LEGAL PROCEEDINGS
A number of lawsuits have been filed against life and health insurers in jurisdictions in which IDS Life and AEFC do business involving insurers' sales practices, alleged agent misconduct, failure to properly supervise agents and other matters. IDS Life and AEFC, like other life and health insurers, from time to time are involved in such litigation. On December 13, 1996, an action entitled Lesa Benacquisto and Daniel Benacquisto vs. IDS Life Insurance Company and American Express Financial Corporation was commenced in Minnesota state court. The action was brought by individuals who replaced an existing IDS Life insurance policy with a new IDS Life policy. The plaintiffs purport to represent a class consisting of all persons who replaced existing IDS Life policies with new policies from and after January 1, 1985. The complaint puts at issue various alleged sales practices and misrepresentations, alleged breaches of fiduciary duties and alleged violations of consumer fraud statutes. IDS Life and AEFC filed an answer to the complaint on February 18, 1997, denying the allegations. A second action, entitled Arnold Mork, Isabella Mork, Ronald Melchart and Susan Melchart vs. IDS Life Insurance Company and

                        ABOUT THE SERVICE PROVIDERS

American Express Financial Corporation was commenced in the same court on March 21, 1997. In addition to claims that are included in the Benacquisto lawsuit, the second action includes an allegation of improper replacement of an existing IDS Life annuity contract. A subsequent class action, Richard Thoresen and Elizabeth Thoresen vs. AEFC, American Partners Life Insurance Company, American Enterprise Life Insurance Company, American Centurion Life Assurance Company, IDS Life Insurance Company and IDS Life Insurance Company of New York, was filed in the same court on October 13, 1998 alleging that the sale of annuities in tax-deferred contributory retirement investment plans (e.g. IRAs) was done through deceptive marketing practices, which IDS Life denies. Plaintiffs in each of the above actions seeks damages in an unspecified amount and also seek to establish a claims resolution facility for the determination of individual issues.

IDS Life and AEFC believe they have meritorious defenses to the claims raised in the lawsuits. The outcome of any litigation cannot be predicted with certainty. In the opinion of management, however, the ultimate resolution of the above lawsuits and others filed against IDS Life should not have a material adverse effect on IDS Life's consolidated financial position.

------------------------------------------
                    ADDITIONAL INFORMATION ABOUT IDS LIFE

SELECTED FINANCIAL DATA
The following selected financial data for IDS Life and its subsidiaries should be read in conjunction with the consolidated financial statements and notes.

                                          YEARS ENDED DEC. 31, (THOUSANDS)
                              1998         1997         1996         1995         1994
 Premiums                  $   229,430  $   206,494  $   182,921  $   161,530  $   144,640

 Net investment income       1,986,485    1,988,389    1,965,362    1,907,309    1,781,873

 Net gain (loss) on
 investments                     6,902          860         (159)      (4,898)      (4,282)

 Other                         785,022      682,618      574,341      472,035      384,105
                           -----------  -----------  -----------  -----------  -----------

 Total revenues            $ 3,007,839  $ 2,878,361  $ 2,722,465  $ 2,535,976  $ 2,306,336
                           -----------  -----------  -----------  -----------  -----------
                           -----------  -----------  -----------  -----------  -----------

 Income before income
 taxes                     $   775,792  $   680,911  $   621,714  $   560,782  $   512,512
                           -----------  -----------  -----------  -----------  -----------
                           -----------  -----------  -----------  -----------  -----------

 Net income                $   540,111  $   474,247  $   414,576  $   364,940  $   336,169
                           -----------  -----------  -----------  -----------  -----------
                           -----------  -----------  -----------  -----------  -----------

 Total assets              $56,550,563  $52,974,124  $47,305,981  $42,900,078  $35,747,543
                           -----------  -----------  -----------  -----------  -----------
                           -----------  -----------  -----------  -----------  -----------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS

1998 COMPARED TO 1997:
Consolidated net income increased 14 percent to $540 million in 1998, compared to $474 million in 1997. Earnings growth resulted primarily from increases in management fees and policyholder and contractholder charges. These increases reflect higher average insurance and annuities in force during 1998.

Consolidated income before income taxes totaled $776 million in 1998, compared with $681 million in 1997.

Total premiums and investment contract deposits received decreased to $4.4 billion in 1998, compared with $5.2 billion in 1997. This decrease is primarily due to a decrease in sales of fixed annuities in 1998, reflecting the low interest rate environment.

Total revenues increased to $3.0 billion in 1998, compared with $2.9 billion in 1997. The increase is primarily due to increased policyholder and contractholder charges and management fees. Net investment income, the largest component of revenues, decreased slightly from the prior year, reflecting slight decreases in investments owned and investment yields.

Policyholder and contractholder charges, which consist primarily of cost of insurance charges on universal life-type policies, increased 12 percent to $384 million in

                    ADDITIONAL INFORMATION ABOUT IDS LIFE

1998, compared with $342 million in 1997. This increase reflects increased total life insurance in force, which grew 8 percent to $81 billion at December 31, 1998.

Management and other fees increased 18 percent to $401 million in 1998, compared with $341 million in 1997. This is primarily due to an increase in separate account assets, which grew 18 percent to $27.3 billion at December 31, 1998, due to market appreciation and sales. The Company provides investment management services for the mutual funds used as investment options for variable annuities and variable life insurance. The Company also receives a mortality and expense risk fee from the separate accounts.

Total benefits and expenses increased slightly to $2.2 billion in 1998. The largest component of expenses, interest credited to policyholder accounts for universal life-type insurance and investment contracts, decreased to $1.3 billion, reflecting a decrease in fixed annuities in force and lower interest rates. Amortization of deferred policy acquisition costs increased to $383 million, compared to $323 million in 1997. This increase was due primarily to increased aggregate amounts in force, as well as accelerating amortization to reflect actual lapse experience on certain fixed annuities.

1997 COMPARED TO 1996:
Consolidated net income increased 14 percent to $474 million in 1997, compared to $415 million in 1996. Earnings growth resulted primarily from increases in management fees and policyholder and contractholder charges. These increases reflect higher average insurance and annuities in force during 1997.

Consolidated income before income taxes totaled $681 million in 1997, compared with $622 million in 1996. In 1997, $179 million was from the life, disability income and long-term care insurance segment, compared with $161 million in 1996 and $502 million was from the annuity segment, compared with $461 million in 1996.

Total premiums received decreased to $5.2 billion in 1997, compared with $6.1 billion in 1996. This decrease is primarily due to a decrease in sales of fixed annuities in 1997.

Total revenues increased to $2.9 billion in 1997, compared with $2.7 billion in 1996. The increase is primarily due to increases in net investment income, policyholder and contractholder charges, and management fees. Net investment income, the largest component of revenues, increased slightly from the prior year, reflecting slight increases in investments owned and investment yields.

Policyholder and contractholder charges, which consist primarily of cost of insurance charges on universal life-type policies, increased 13 percent to $342 million in 1997, compared with $303 million in 1996. This increase reflects increased total life insurance in force which grew 12 percent to $75 billion at December 31, 1997.

Management and other fees increased 26 percent to $341 million in 1997, compared with $271 million in 1996. This is primarily due to an increase in separate account assets, which grew 25 percent to $23 billion at December 31, 1997, due to market appreciation and sales. The Company provides investment management services for the mutual funds used as investment options for variable annuities and variable life insurance. The Company also receives a mortality and expense risk fee from the separate accounts.

Total benefits and expenses increased slightly to $2.2 billion in 1997. The largest component of expenses, interest credited to policyholder accounts for universal life-type insurance and investment contracts, remained steady at $1.4 billion. Amortization of deferred policy acquisition costs increased to $323 million compared to $279 million in 1996. These increases were due primarily to increased aggregate amounts in force.

RISK MANAGEMENT
The sensitivity analysis of two different tests of market risk discussed below estimates the effects of hypothetical sudden and sustained changes in the applicable market conditions on the ensuing year's earnings based on year-end positions. The market changes, assumed to occur as of year-end, are a 100 basis point increase in market interest rates and a 10% decline in equity prices. Computations of the prospective effects of hypothetical interest rate and equity price changes are based on numerous assumptions, including relative levels of market interest rates and equity prices, as well as the levels of assets and liabilities. The hypothetical changes and assumptions will be different from what actually occurs in the future. Furthermore, the computations do not anticipate actions that may be taken by management if the hypothetical market changes actually occurred over time. As a result, actual earnings effects in the future will differ from those quantified below.

The Company primarily invests in fixed income securities over a broad range of maturities for the purpose of

                    ADDITIONAL INFORMATION ABOUT IDS LIFE

providing fixed annuity clients with a competitive rate of return on their investments while minimizing risk, and to provide a dependable and targeted spread between the interest rate earned on investments and the interest rate credited to contractholders' accounts. The Company does not invest in securities to generate trading profits.

The Company has an investment committee that holds regularly scheduled meetings and, when necessary, special meetings. At these meetings, the committee reviews models projecting different interest rate scenarios and their impact on profitability. The objective of the committee is to structure the investment security portfolio based upon the type and behavior of products in the liability portfolio so as to achieve targeted levels of profitability.

Rates credited to contractholders' accounts are generally reset at shorter intervals than the maturity of underlying investments. Therefore, margins may be negatively impacted by increases in the general level of interest rates. Part of the committee's strategy includes the purchase of some types of derivatives, such as interest rate caps, swaps and floors, for hedging purposes. These derivatives protect margins by increasing investment returns if there is a sudden and severe rise in interest rates, thereby mitigating the impact of an increase in rates credited to contractholders' accounts.

The fees earned by the Company for managing fixed income securities in mutual funds are generally based on the value of the portfolios. To manage the level of 1999 fee income, the committee's strategy is to enter into a series of swaps designed to mitigate the negative effect on fees that would result from an increase in interest rates.

The negative effect on the Company's pretax earnings of a 100 basis point increase in interest rates, which assumes repricings and customer behavior based on the application of proprietary models to the book of business at December 31, 1998, would be approximately $34 million.

On a certain annuity product, the interest is credited to contractholders' accounts based upon the relative change in a major stock market index between the beginning and end of the product's term. As a means of hedging the Company's obligation under the provisions of this product, the committee's strategy is to purchase and write options on the major stock market index.

The amount of the fee income the Company receives is based upon the daily market value of the separate account assets. As a result, the Company's fee income would be negatively impacted by a decline in the equity markets. Another part of the committee's strategy is to enter into index option collars (combination of puts and calls) for hedging purposes. These derivatives protect fee income by providing option income when there is a significant decline in the equity markets. The Company finances the cost of this protection through selling a portion of the upside potential from an increasing market through written options.

The negative effect on the Company's pretax earnings of the 10% decline in equity prices would be approximately $32 million based on assets under management and the index options as of December 31, 1998.

LIQUIDITY AND CAPITAL RESOURCES
The liquidity requirements of the Company are met by funds provided by premiums, investment income, proceeds from sales of investments as well as maturities and periodic repayments of investment principal.

The primary uses of funds are policy benefits, commissions and operating expenses, policy loans, dividends and investment purchases.

The Company has an available line of credit with its parent aggregating $100 million. The line of credit is used strictly as short-term sources of funds. No borrowings were outstanding under the agreement at December 31, 1998. At December 31, 1998, outstanding reverse repurchase agreements totaled $187 million.

At December 31, 1998, investments in fixed maturities comprised 83 percent of the Company's total invested assets. Of the fixed maturity portfolio, approximately 33 percent is invested in GNMA, FNMA and FHLMC mortgage-backed securities which are considered AAA/Aaa quality.

At December 31, 1998, approximately 13 percent of the Company's investments in fixed maturities were below investment grade bonds. These investments may be subject to a higher degree of risk than the investment grade issues because of the borrower's generally greater sensitivity to adverse economic conditions, such as recession or increasing interest rates, and in certain instances, the lack of an active secondary market. Expected returns on below investment grade bonds reflect consideration of such factors. The Company has identified those fixed maturities for which a decline in

                    ADDITIONAL INFORMATION ABOUT IDS LIFE

fair value is determined to be other than temporary, and has written them down to fair value with a charge to earnings.

At December 31, 1998, net unrealized appreciation on fixed maturities held to maturity included $483 million of gross unrealized appreciation and $27 million of gross unrealized depreciation. Net unrealized appreciation on fixed maturities available for sale included $427 million of gross unrealized appreciation and $159 million of gross unrealized depreciation.

At December 31, 1998, the Company had an allowance for losses for mortgage loans totaling $40 million and for real estate investments totaling $6 million.

The economy and other factors have caused a number of insurance companies to go under regulatory supervision. This circumstance has resulted in assessments by state guaranty associations to cover losses to policyholders of insolvent or rehabilitated companies. Some assessments can be partially recovered through a reduction in future premium taxes in certain states. The Company established an asset for guaranty association assessments paid to those states allowing a reduction in future premium taxes over a reasonable period of time. The asset is being amortized as premium taxes are reduced. The Company has also estimated the potential effect of future assessments on the Company's financial position and results of operations and has established a reserve for such potential assessments. The Company has not adopted Statement of Position 97-3 providing guidance when an insurer should recognize a liability for guaranty fund assessments. The SOP is effective for fiscal years beginning after December 15, 1998. Adoption will not have a material impact on the Company's results of operations or financial condition.

In the first quarter of 1999, the Company paid a $70 million dividend to its parent. In 1998, dividends paid to its parent were $240 million.

The National Association of Insurance Commissioners has established risk-based capital standards to determine the capital requirements of a life insurance company based upon the risks inherent in its operations. These standards require the computation of a risk-based capital amount which is then compared to a company's actual total adjusted capital. The computation involves applying factors to various statutory financial data to address four primary risks: asset default, adverse insurance experience, interest rate risk and external events. These standards provide for regulatory attention when the percentage of total adjusted capital to authorized control level risk-based capital is below certain levels. As of December 31, 1998, the Company's total adjusted capital was well in excess of the levels requiring regulatory attention.

YEAR 2000 ISSUE
The Company is a wholly owned subsidiary of American Express Financial Corporation (AEFC), which is a wholly owned subsidiary of American Express Company (American Express). All of the major systems used by the Company are maintained by AEFC and are utilized by multiple subsidiaries and affiliates of AEFC. American Express is coordinating Year 2000 (Y2K) efforts on behalf of all of its businesses and subsidiaries. Representatives of AEFC are participating in these efforts. The Y2K issue is the result of computer programs having been written using two digits rather than four to define a year. Some programs may recognize a date using "00" as the year 1900 rather than 2000. This misinterpretation could result in the failure of major systems or miscalculations, which could have a material impact on American Express and its businesses or subsidiaries through business interruption or shutdown, financial loss, reputation damage and legal liability to third parties. American Express and AEFC began addressing the Y2K issue in 1995 and have established a plan for resolution, which involves the remediation, decommissioning and replacement of relevant systems, including mainframe, mid-range and desktop computers, application software, operating systems, systems software, date back-up archival and retrieval services, telephone and other communications systems, and hardware peripherals and facilities dependent on embedded technology. As a part of their plan, American Express has generally followed and utilized the specific policies and guidelines established by the Federal Financial Institutions Examination Council, as well as other U.S. and international regulatory agencies. Additionally, American Express continues to participate in Y2K related industry consortia sponsored by various partners and suppliers. Progress is reviewed regularly with the Company's senior management and American Express's senior management and Board of Directors.

American Express' and AEFC's Y2K compliance effort related to information technology (IT) systems is divided into two initiatives. The first, which is the much larger initiative, is known internally as "Millenniax," and relates to mainframe and other technological systems maintained by the American Express Technologies organization. The second, known as "Business T," relates

                    ADDITIONAL INFORMATION ABOUT IDS LIFE

to the technological assets that are owned, managed or maintained by American Express' individual business units, including AEFC. Business T also encompasses the remediation of non-IT systems. These initiatives involve a substantial number of employees and external consultants. This multiple sourcing approach is intended to mitigate the risk of becoming dependent on any one vendor or resource. While the vast majority of American Express' and AEFC's systems that require modification are being remediated, in some cases they have chosen to migrate to new applications that are already Y2K compliant.

American Express' and AEFC's plans for remediation with respect to Millenniax and Business T include the following program phases: (i) employee awareness and mobilization, (ii) inventory collection and assessment, (iii) impact analysis,
(iv) remediation/decommission, (v) testing and (vi) implementation. As part of the first three phases, American Express and AEFC have identified their mission-critical systems for purposes of prioritization. American Express and AEFC targeted substantial testing of critical systems for completion early in 1999 and have a goal to continue compliance efforts, including but not limited to the testing of systems on an integrated basis and independent validation of such testing, through 1999.** American Express and AEFC currently are on track with this schedule. With respect to systems maintained by American Express and AEFC, the first three phases referred to above have been substantially completed for both Millenniax and Business T. In addition, remediation of critical systems is substantially complete. As of December 31, 1998, for Millenniax for American Express, the remediation/decommission, testing and implementation phases for critical and non-critical systems in total are 82%, 75% and 60% complete, respectively. For Millenniax for AEFC, such phases are 99%, 97% and 97% complete, respectively. For Business T for American Express, such phases are 85%, 70% and 69% complete, respectively. For Business T for AEFC, such phases are 74%, 62% and 62% complete, respectively.

American Express' most commonly used methodology for remediation is the sliding window. Once an application/system has been remediated, American Express applies specific types of tests, such as stress, regression, unit, future date and baseline to ensure that the remediation process has achieved Y2K compliance while maintaining the fundamental data processing integrity of the particular system. To assist with remediation and testing, American Express is using various standardized tools obtained from a variety of vendors.

American Express' cumulative costs since inception of the Y2K initiatives were $383 million through December 31, 1998 and are estimated to be in the range of $135-$160 million for the remainder through 2000.** AEFC's cumulative costs since inception of the Y2K initiative were $56 million through December 31, 1998 and are estimated to be in the range of $13-$19 million for the remainder through 2000.** These include both remediation costs and costs related to replacements that were or will be required as a result of Y2K. These costs, which are expensed as incurred, relate to both Millenniax and Business T, and have not had, nor are they expected to have, a material adverse impact on American Express', AEFC's, or the Company's results of operations or financial condition.** Costs related to Milleniax, which represent most of the total Y2K costs of American Express, are managed by and included in the American Express corporate level financial results; costs related to Business T are included in American Express' individual business segment's financial results, including AEFC's. American Express and AEFC have not deferred other critical technology projects or investment spending as a result of Y2K. However, because American Express and AEFC must continually prioritize the allocation of finite financial and human resources, certain non-critical spending initiatives have been deferred.

American Express' and AEFC's major businesses are heavily dependent upon internal computer systems, and all have significant interaction with systems of third parties, both domestically and internationally. American Express and AEFC are working with key external parties, including merchants, clients, counterparties, vendors, exchanges, utilities, suppliers, agents and regulatory agencies to mitigate the potential risks to American Express and AEFC of Y2K. The failure of external parties to resolve their own Y2K issues in a timely manner could result in a material financial risk to American Express or AEFC. As part of their overall compliance program, American Express and AEFC are actively communicating with third parties through face-to-face meetings and correspondence, on an ongoing basis, to ascertain their state of readiness. Although numerous third parties have indicated to American Express and AEFC in writing that they are addressing their Y2K issues on a timely basis, the readiness of third parties overall varies across the spectrum. Because American Express' and AEFC's Y2K compliance is dependent on key third parties being

                    ADDITIONAL INFORMATION ABOUT IDS LIFE

compliant on a timely basis, there can be no assurances that American Express' and AEFC's efforts alone will resolve all Y2K issues.

At this point, American Express and AEFC are in the process of performing an assessment of reasonably likely Y2K systems failures and related consequences. American Express is also preparing specific Y2K contingency plans for all key American Express business units, including AEFC, to mitigate the potential impact of such failures. This effort is a full-scale initiative that includes both internal and external experts under the guidance of an American Express-wide steering committee. The contingency plans, which will be based in part on an assessment of the magnitude and probability of potential risks, will primarily focus on proactive steps to prevent Y2K failures from occurring, or if they should occur, to detect them quickly, minimize their impact and expedite their repair. The Y2K contingency plans will supplement disaster recovery and business continuity plans already in place, and are expected to include measures such as selecting alternative suppliers and channels of distribution, and developing American Express' and AEFC's own technology infrastructure in lieu of those provided by third parties. The contingency plans are being amended to include specific Year 2000 considerations, and will continue to be refined throughout 1999 as additional information related to American Express' and AEFC's potential Year 2000 exposure is gathered.**

** Statements in this Y2K discussion marked with two asterisks are forward-looking statements which are subject to risks and uncertainties. Important factors that could cause results to differ materially from these forward-looking statements include, among other things, the ability of American Express or AEFC to successfully identify systems containing two-digit codes, the nature and amount of programming required to fix the affected systems, the costs of labor and consultants related to such efforts, the continued availability of such resources, and the ability of third parties that interface with American Express or AEFC to successfully address their Y2K issues.

REINSURANCE
Reinsurance arrangements are used to reduce exposure to large losses. The maximum amount of risk retained by IDS Life on any one life is $750,000 of life and waiver of premium benefits plus $50,000 of accidental death benefits. The excesses are reinsured with other life insurance companies. At Dec. 31, 1998, traditional life and universal life-type insurance in force aggregated $80.8 billion, of which $4.7 billion was reinsured.

RESERVES
In accordance with the insurance laws and regulations under which IDS Life operates, it is obligated to carry on its books, as liabilities, actuarially determined reserves to meet its obligations on its outstanding life and health insurance policies and annuity contracts. Reserves for policies and contracts are based on mortality and morbidity tables in general use in the United States. These reserves are computed amounts that, with additions from premiums to be received, and with interest on such reserves compounded annually at assumed rates, will be sufficient to meet IDS Life's policy obligations at their maturities or in the event of an insured's death. In the accompanying financial statements, these reserves are determined in accordance with generally accepted accounting principles. (See Note 1, "Liabilities for future policy benefits," in the "Notes to Consolidated Financial Statements.")

INVESTMENTS
Of IDS Life's consolidated total investments of $26 billion at Dec. 31, 1998, 30% was invested in mortgage-backed securities, 53% in corporate and other bonds, 13% in primary mortgage loans on real estate, 2% in policy loans and the remaining 2% in other investments.

COMPETITION
IDS Life is engaged in a business that is highly competitive due to the large number of stock and mutual life insurance companies and other entities marketing insurance products. There are over 1,600 stock, mutual and other types of insurers in the life insurance business. BEST'S INSURANCE REPORTS, Life-Health edition, 1998, assigned IDS Life one of its highest classifications, A+ (Superior).

EMPLOYEES
As of Dec. 31, 1998, IDS Life and its subsidiaries had 282 employees; including 227 employed at the corporate office in Minneapolis, MN, 8 employed at the American Centurion Life Assurance Company, located in Albany, NY and 47 employed at IDS Life Insurance Company of New York, located in Albany, NY.

PROPERTIES
IDS Life occupies office space in Minneapolis, MN, which is rented by its parent, AEFC. IDS Life reimburses AEFC for rent based on direct and indirect allocation methods. Facilities occupied by IDS Life and our subsidiaries are believed to be adequate for the purposes for which they are used and are well maintained.

STATE REGULATION
IDS Life is subject to the laws of the State of Minnesota governing insurance companies and to the regulations of

                    ADDITIONAL INFORMATION ABOUT IDS LIFE

the Minnesota Department of Commerce. An annual statement in the prescribed form is filed with the Minnesota Department of Commerce each year covering our operation for the preceding year and its financial condition at the end of such year. Regulation by the Minnesota Department of Commerce includes periodic examination to determine IDS Life's contract liabilities and reserves so that the Minnesota Department of Commerce may certify that these items are correct. The Company's books and accounts are subject to review by the Minnesota Department of Commerce at all times. Such regulation does not, however, involve any supervision of the account's management or the company's investment practices or policies. In addition, IDS Life is subject to regulation under the insurance laws of other jurisdictions in which it operates. A full examination of IDS Life's operations is conducted periodically by the National Association of Insurance Commissioners.

Under insurance guaranty fund laws, in most states, insurers doing business therein can be assessed up to prescribed limits for policyholder losses incurred by insolvent companies. Most of these laws do provide however, that an assessment may be excused or deferred if it would threaten an insurer's own financial strength.

----------------------------------------------
                        DIRECTORS AND EXECUTIVE OFFICERS*

The directors and principal executive officers of IDS Life and the principal occupation of each during the last five years is as follows:

DIRECTORS

DAVID R. HUBERS
Born in 1943

Director since September 1989; president and chief executive officer, AEFC, since August 1993, and director since January 1984. Senior vice president, Finance and chief financial officer, AEFC, from January 1984 to August 1993.

RICHARD W. KLING
Born in 1940

Director since February 1984; president since March 1994. Executive vice president, Marketing and Products from January 1988 to March 1994. Senior vice president, AEFC, since May 1994. Director of IDS Life Series Fund, Inc. and member of the board of managers and president of IDS Life Variable Annuity Funds A and B.

PAUL F. KOLKMAN
Born in 1946

Director since May 1984; executive vice president since March 1994; vice president, Finance from May 1984 to March 1994; vice president, AEFC, since January 1987. Vice president and chief actuary of IDS Life Series Fund, Inc.

PAULA R. MEYER
Born in 1954

Director and executive vice president since 1998; vice president, AEFC since 1998; Piper Capital Management (PCM) President from October 1997 to May 1998; PCM Director of Marketing from June 1995 to October 1997; PCM Director of Retail Marketing from December 1993 to June 1995.

JAMES A. MITCHELL
Born in 1941

Chairman of the board since March 1994; director since July 1984; chief executive officer from November 1986 to March 1999; president from July 1984 to March 1994; executive vice president, AEFC, since March 1994; director, AEFC, since July 1984; senior vice president, AEFC, from July 1984 to March 1994.

BARRY J. MURPHY
Born in 1951

Director and executive vice president, Client Service, since March 1994; senior vice president, AEFC, since May 1994; senior vice president, Travel Related Services (TRS), a subsidiary of American Express Company, from July 1992 to April 1994; vice president, TRS, from November 1989 to July 1992.

                        DIRECTORS AND EXECUTIVE OFFICERS*

STUART A. SEDLACEK
Born in 1957

Director since 1994, executive vice president since 1998; executive vice president, Assured Assets from March 1994 to 1998; senior vice president and chief financial officer, AEFC, since 1998; vice president, AEFC, from September 1988 to 1998.

OFFICERS OTHER THAN DIRECTORS

TIMOTHY V. BECHTOLD
Born in 1953

Executive vice president, Risk Management Products since 1995; vice president, Risk Management, AEFC since 1995; and vice president, Insurance Product Development from 1989 to 1995.

MARK W. CARTER
Born in 1954

Executive vice president, Marketing since 1997; senior vice president and chief marketing officer, AEFC since 1997; vice president of TVSM Inc. from 1996 to 1997; and regional vice president and general manager of ADVO Inc. from 1991 to 1996.

LORRAINE R. HART
Born in 1951

Vice president, Investments since 1992; vice president, Insurance Investments, AEFC since 1998; and vice president, Investments, IDS Certificate Company since 1994.

JEFFREY S. HORTON
Born in 1961

Vice president and treasurer since December 1997; vice president and corporate treasurer, AEFC, since December 1997; controller, American Express Technologies -- Financial Services, AEFC, from July 1997 to December 1997; controller, Risk Management Products, AEFC, from May 1994 to July 1997; director of finance and analysis, Corporate Treasury, AEFC, from June 1990 to May 1994.

PAMELA J. MORET
Born in 1956

Executive vice president, Variable Assets since 1997; vice president, Variable Assets, AEFC since 1997; vice president, Retail Service Group of AEFC from 1996 to 1997; and vice president, Communications, AEFC from 1993 to 1996.

WILLIAM A. STOLTZMANN
Born in 1948

Vice president, general counsel and secretary since 1989; vice president and assistant general counsel, AEFC, since November 1985.

PHILIP C. WENTZEL
Born in 1961

Vice president and controller since 1998; vice president -- Finance, Risk Management Products, AEFC since 1997; and director of financial reporting and analysis from 1992 to 1997.

* The address for all of the directors and principal officers is: IDS Tower 10, Minneapolis, MN 55440-0010.

EXECUTIVE COMPENSATION
Executive officers of IDS Life also may serve one or more affiliated companies. The following table reflects cash compensation paid to the five most highly compensated executive officers as a group for services rendered in the most recent year to IDS Life and its affiliates. The table also shows the total cash compensation paid to all executive officers of IDS Life, as a group, who were executive officers at any time during the most recent year.

           NAME OF INDIVIDUAL                                          CASH
           OR NUMBER IN GROUP                  POSITION HELD       COMPENSATION

 Five most highly compensated executive
 officers as a group:                                              $6,640,964
 James A. Mitchell                        Chairman of the Board
                                          and Chief Exec. Officer
 Stuart A. Sedlacek                       Exec. Vice President
 Pamela J. Moret                          Exec. Vice President,
                                          Variable Assets
 Barry J. Murphy                          Exec. Vice President,
                                          Client Service
 Lorraine R. Hart                         Vice president,
                                          Investments
 All executive officers as a group (10)                            $9,938,094

SECURITY OWNERSHIP OF MANAGEMENT
IDS Life's directors and officers do not beneficially own any outstanding shares of stock of the company. All of the outstanding shares of stock of IDS Life are beneficially owned by its parent, AEFC. The percentage of shares of AEFC owned by any director, and by all directors and officers of IDS Life as a group, does not exceed 1% of the class outstanding.

----------------------------------------------
                        EXPERTS

Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of IDS Life Insurance Company at Dec. 31, 1998 and 1997, and for each of the three years in the period ended Dec. 31, 1998, as set forth in their report. We've included our consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

IDS LIFE INSURANCE COMPANY
(A WHOLLY OWNED SUBSIDIARY OF AMERICAN EXPRESS FINANCIAL CORPORATION)

IDS LIFE FINANCIAL INFORMATION
-----------------------------------------------------------------

The financial statements shown below are those of the insurance company and not those of any other entity. They are included for the purpose of informing the investor as to the financial condition of the insurance company and its ability to carry out its obligations under its variable contracts.

IDS LIFE INSURANCE COMPANY
-----------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS                                        DEC. 31, 1998    DEC. 31, 1997
ASSETS                                                        ($ thousands, except share amounts)
-------------------------------------------------------------------------------------------------
Investments:
Fixed maturities:
Held to maturity, at amortized cost (fair value: 1998,
$8,420,035; 1997, $9,743,410)....................................  $  7,964,114     $  9,315,450
Available for sale, at fair value (amortized cost: 1998,
$13,344,949; 1997, $12,515,030)..................................    13,613,139       12,876,694
Mortgage loans on real estate....................................     3,505,458        3,618,647
Policy loans.....................................................       525,431          498,874
Other investments................................................       366,604          318,591
-------------------------------------------------------------------------------------------------
Total investments................................................    25,974,746       26,628,256
-------------------------------------------------------------------------------------------------
Cash and cash equivalents........................................        22,453           19,686
Amounts recoverable from reinsurers..............................       262,260          205,716
Amounts due from brokers.........................................           327            8,400
Other accounts receivable........................................        47,963           37,895
Accrued investment income........................................       366,574          357,390
Deferred policy acquisition costs................................     2,496,352        2,479,577
Other assets.....................................................        30,487           22,700
Separate account assets..........................................    27,349,401       23,214,504
-------------------------------------------------------------------------------------------------
Total assets.....................................................  $ 56,550,563     $ 52,974,124
-------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDER'S EQUITY
-------------------------------------------------------------------------------------------------
Liabilities:
Future policy benefits:
Fixed annuities..................................................  $  21,172,303    $  22,009,747
Universal life-type insurance....................................      3,343,671        3,280,489
Traditional life insurance.......................................        225,306          213,676
Disability income and long-term care insurance...................        660,320          533,124
Policy claims and other policyholders' funds.....................         70,309           68,345
Deferred income taxes, net.......................................         16,930           61,582
Amounts due to brokers...........................................        195,406          381,458
Other liabilities................................................        410,285          345,383
Separate account liabilities.....................................     27,349,401       23,214,504
-------------------------------------------------------------------------------------------------
Total liabilities................................................     53,443,931       50,108,308
-------------------------------------------------------------------------------------------------
Stockholder's equity:
Capital stock, $30 par value per share; 100,000 shares
authorized, issued and outstanding...............................          3,000            3,000
Additional paid-in capital.......................................        288,327          290,847
Accumulated other comprehensive income, net of tax:
Net unrealized securities gains..................................        169,584          226,359
Retained earnings................................................      2,645,721        2,345,610
-------------------------------------------------------------------------------------------------
Total stockholder's equity.......................................      3,106,632        2,865,816
-------------------------------------------------------------------------------------------------
Total liabilities and stockholder's equity.......................  $  56,550,563    $  52,974,124
-------------------------------------------------------------------------------------------------

See accompanying notes.

IDS LIFE INSURANCE COMPANY
(A WHOLLY OWNED SUBSIDIARY OF AMERICAN EXPRESS FINANCIAL CORPORATION)

--------------------------------------------------------------------------------

                                                                             YEARS ENDED DEC. 31,
                                                                      1998           1997            1996
CONSOLIDATED STATEMENTS OF INCOME                                               ($ thousands)
------------------------------------------------------------------------------------------------------------
Revenues:
Premiums:
Traditional life insurance.......................................  $   53,132       $   52,473    $   51,403
Disability income and long-term care insurance...................     176,298          154,021       131,518
------------------------------------------------------------------------------------------------------------
Total premiums...................................................     229,430          206,494       182,921
------------------------------------------------------------------------------------------------------------
Policyholder and contractholder charges..........................     383,965          341,726       302,999
Management and other fees........................................     401,057          340,892       271,342
Net investment income............................................   1,986,485        1,988,389     1,965,362
Net realized gain (loss) on investments..........................       6,902              860          (159)
------------------------------------------------------------------------------------------------------------
Total revenues...................................................   3,007,839        2,878,361     2,722,465
------------------------------------------------------------------------------------------------------------
Benefits and expenses:
Death and other benefits:
Traditional life insurance.......................................      29,835           28,951        26,919
Universal life-type insurance and investment contracts...........     108,349           92,814        85,017
Disability income and long-term care insurance...................      27,414           22,333        19,185
Increase in liabilities for future policy benefits:
Traditional life insurance.......................................       6,052            3,946         1,859
Disability income and long-term care insurance...................      73,305           63,631        57,230
Interest credited on universal life-type insurance and investment
contracts........................................................   1,317,124        1,386,448     1,370,468
Amortization of deferred policy acquisition costs................     382,642          322,731       278,605
Other insurance and operating expenses...........................     287,326          276,596       261,468
------------------------------------------------------------------------------------------------------------
Total benefits and expenses......................................   2,232,047        2,197,450     2,100,751
------------------------------------------------------------------------------------------------------------
Income before income taxes.......................................     775,792          680,911       621,714
Income taxes.....................................................     235,681          206,664       207,138
------------------------------------------------------------------------------------------------------------
Net income.......................................................  $  540,111       $  474,247    $  414,576
------------------------------------------------------------------------------------------------------------

See accompanying notes.

IDS LIFE INSURANCE COMPANY
(A WHOLLY OWNED SUBSIDIARY OF AMERICAN EXPRESS FINANCIAL CORPORATION)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                                                                    ACCUMULATED
CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY                                                       OTHER
                                                               TOTAL                  ADDITIONAL    COMPREHENSIVE
                                                            STOCKHOLDER'S CAPITAL      PAID-IN       INCOME,      RETAINED
THREE YEARS ENDED DEC. 31, 1998 ($ thousands)                 EQUITY       STOCK       CAPITAL      NET OF TAX    EARNINGS
---------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995................................  $2,331,708     $3,000       $278,814    $ 230,129    $1,819,765
Comprehensive income:
Net income................................................     414,576         --             --           --       414,576
Unrealized holding losses arising during the year, net of
deferred policy acquisition costs of $10,325 and taxes of
$82,982...................................................    (154,111)        --             --     (154,111)           --
Reclassification adjustment for losses included in net
income, net of tax of $(5,429)............................      10,084         --             --       10,084            --
                                                            -----------                             ----------
Other comprehensive loss..................................    (144,027)        --             --     (144,027)           --
                                                            -----------
Comprehensive income......................................     270,549         --             --           --            --
Capital contribution from parent..........................       4,801         --          4,801           --            --
Other changes.............................................       2,022         --             --           --         2,022
Cash dividends to parent..................................    (165,000)        --             --           --      (165,000)
                                                            ---------------------------------------------------------------
Balance, December 31, 1996................................   2,444,080      3,000        283,615       86,102     2,071,363
Comprehensive income:
Net income................................................     474,247         --             --           --       474,247
Unrealized holding gains arising during the year, net of
effect on deferred policy acquisition costs of $(7,714)
and taxes of $(75,215)....................................     139,686         --             --      139,686            --
Reclassification adjustment for losses included in net
income, net of tax of $(308)..............................         571         --             --          571            --
                                                            -----------                             ----------
Other comprehensive income................................     140,257         --             --      140,257            --
                                                            -----------
Comprehensive income......................................     614,504         --             --           --            --
Capital contribution from parent..........................       7,232         --          7,232           --            --
Cash dividends to parent..................................    (200,000)        --             --           --      (200,000)
                                                            ---------------------------------------------------------------
Balance, December 31, 1997................................   2,865,816      3,000        290,847      226,359     2,345,610
Comprehensive income:
Net income................................................     540,111         --             --           --       540,111
Unrealized holding losses arising during the year, net of
effect on deferred policy acquisition costs of $6,333 and
taxes of $32,826..........................................     (60,964)        --             --      (60,964)           --
Reclassification adjustment for losses included in net
income, net of tax of $(2,254)............................       4,189         --             --        4,189            --
                                                            -----------                             ----------
Other comprehensive loss..................................     (56,775)        --             --      (56,775)           --
                                                            -----------
Comprehensive income......................................     483,336         --             --           --            --
Other changes.............................................      (2,520)        --         (2,520)          --            --
Cash dividends to parent..................................    (240,000)        --             --           --      (240,000)
                                                            ---------------------------------------------------------------
Balance, December 31, 1998................................  $3,106,632     $3,000       $288,327    $ 169,584    $2,645,721
---------------------------------------------------------------------------------------------------------------------------

See accompanying notes.

IDS LIFE INSURANCE COMPANY
(A WHOLLY OWNED SUBSIDIARY OF AMERICAN EXPRESS FINANCIAL CORPORATION)

--------------------------------------------------------------------------------

                                                                             YEARS ENDED DEC. 31,
                                                                      1998           1997           1996
CONSOLIDATED STATEMENTS OF CASH FLOWS                                             (thousands)
------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.......................................................  $   540,111    $   474,247    $   414,576
Adjustments to reconcile net income to net cash provided by (used
in) operating activities:
Policy loan issuance, excluding universal life-type insurance....      (53,883)       (54,665)       (49,314)
Policy loan repayment, excluding universal life-type insurance...       57,902         46,015         41,179
Change in amounts recoverable from reinsurers....................      (56,544)       (47,994)       (43,335)
Change in other accounts receivable..............................      (10,068)         6,194         (4,981)
Change in accrued investment income..............................       (9,184)       (14,077)         4,695
Change in deferred policy acquisition costs, net.................      (10,443)      (156,486)      (294,755)
Change in liabilities for future policy benefits for traditional
life, disability income and long-term care insurance.............      138,826        112,915         97,479
Change in policy claims and other policyholders' funds...........        1,964        (15,289)        27,311
Change in deferred income tax provision (benefit)................      (19,122)        19,982        (65,609)
Change in other liabilities......................................       64,902         13,305         46,724
Amortization of premium (accretion of discount), net.............        9,170         (5,649)       (23,032)
Net realized (gain) loss on investments..........................       (6,902)          (860)           159
Policyholder and contractholder charges, non-cash................     (172,396)      (160,885)      (154,286)
Other, net.......................................................       10,786          7,161        (10,816)
------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) operating activities..............  $   485,119    $   223,914    $   (14,005)
------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Fixed maturities held to maturity:
Purchases........................................................  $    (1,020)   $    (1,996)   $   (43,751)
Maturities, sinking fund payments and calls......................    1,162,731        686,503        759,248
Sales............................................................      236,963        236,761        279,506
Fixed maturities available for sale:
Purchases........................................................   (4,100,238)    (3,160,133)    (2,299,198)
Maturities, sinking fund payments and calls......................    2,967,311      1,206,213      1,270,240
Sales............................................................      278,955        457,585        238,905
Other investments, excluding policy loans:
Purchases........................................................     (555,647)      (524,521)      (904,536)
Sales............................................................      579,038        335,765        236,912
Change in amounts due from brokers...............................        8,073          2,647        (11,047)
Change in amounts due to brokers.................................     (186,052)       119,471        140,369
------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) investing activities..............      390,114       (641,705)      (333,352)
------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Activity related to universal life-type insurance and
investment contracts:
Considerations received..........................................    1,873,624      2,785,758      3,567,586
Surrenders and death benefits....................................   (3,792,612)    (3,736,242)    (4,250,294)
Interest credited to account balances............................    1,317,124      1,386,448      1,370,468
Universal life-type insurance policy loans:
Issuance.........................................................      (97,602)       (84,835)       (86,501)
Repayment........................................................       67,000         54,513         58,753
Capital transaction with parent..................................           --          7,232          4,801
Dividends paid...................................................     (240,000)      (200,000)      (165,000)
------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities........................     (872,466)       212,874        499,813
------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents.............        2,767       (204,917)       152,456
Cash and cash equivalents at beginning of year...................       19,686        224,603         72,147
------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year.........................  $    22,453    $    19,686    $   224,603
------------------------------------------------------------------------------------------------------------

See accompanying notes.

IDS LIFE INSURANCE COMPANY
(A WHOLLY OWNED SUBSIDIARY OF AMERICAN EXPRESS FINANCIAL CORPORATION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ THOUSANDS)
-----------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS
IDS Life Insurance Company (the Company) is a stock life insurance company organized under the laws of the State of Minnesota. The Company is a wholly owned subsidiary of American Express Financial Corporation (AEFC), which is a wholly owned subsidiary of American Express Company. The Company serves residents of all states except New York. IDS Life Insurance Company of New York is a wholly owned subsidiary of the Company and serves New York State residents. The Company also wholly owns American Enterprise Life Insurance Company, American Centurion Life Assurance Company, American Partners Life Insurance Company and American Express Corporation.

The Company's principal products are deferred annuities and universal life insurance, which are issued primarily to individuals. It offers single premium and flexible premium deferred annuities on both a fixed and variable dollar basis. Immediate annuities are offered as well. The Company's insurance products include universal life (fixed and variable), whole life, single premium life and term products (including waiver of premium and accidental death benefits). The Company also markets disability income and long-term care insurance.

BASIS OF PRESENTATION
The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles which vary in certain respects from reporting practices prescribed or permitted by state insurance regulatory authorities (see Note 4).

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVESTMENTS
Fixed maturities that the Company has both the positive intent and the ability to hold to maturity are classified as held to maturity and carried at amortized cost. All other fixed maturities and all marketable equity securities are classified as available for sale and carried at fair value. Unrealized gains and losses on securities classified as available for sale are reported as a separate component of other comprehensive income, net of deferred policy acquisition costs and deferred taxes.

Realized investment gain or loss is determined on an identified cost basis.

Prepayments are anticipated on certain investments in mortgage-backed securities in determining the constant effective yield used to recognize interest income. Prepayment estimates are based on information received from brokers who deal in mortgage-backed securities.

Mortgage loans on real estate are carried at amortized cost less reserves for mortgage loan losses. The estimated fair value of the mortgage loans is determined by a discounted cash flow analysis using mortgage interest rates currently offered for mortgages of similar maturities.

Impairment of mortgage loans is measured as the excess of a loan's recorded investment over its present value of expected principal and interest payments discounted at the loan's effective interest rate, or the fair value of collateral. The amount of the impairment is recorded in a reserve for mortgage loan losses. The reserve for mortgage loan losses is maintained at a level that management believes is adequate to absorb estimated losses in the portfolio. The level of the reserve account is determined based on several factors, including historical

IDS LIFE INSURANCE COMPANY
(A WHOLLY OWNED SUBSIDIARY OF AMERICAN EXPRESS FINANCIAL CORPORATION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ THOUSANDS) (CONTINUED)
--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) experience, expected future principal and interest payments, estimated collateral values, and current and anticipated economic and political conditions. Management regularly evaluates the adequacy of the reserve for mortgage loan losses.

The Company generally stops accruing interest on mortgage loans for which interest payments are delinquent more than three months. Based on management's judgment as to the ultimate collectibility of principal, interest payments received are either recognized as income or applied to the recorded investment in the loan.

The cost of interest rate caps and floors is amortized to investment income over the life of the contracts and payments received as a result of these agreements are recorded as investment income when realized. The amortized cost of interest rate caps and floors is included in other investments. Amounts paid or received under interest rate swap agreements are recognized as an adjustment to investment income.

The Company purchases and writes index options to hedge the fee income earned on the management of equity securities in separate accounts and the underlying mutual funds. These index options are carried at market value and are included in other investments or other liabilities, as appropriate. Gains or losses on index options that qualify as hedges are deferred and recognized in management and other fees in the same period as the hedged fee income. Gains or losses on index options that do not qualify as hedges are marked to market through the income statement.

The Company also uses index options to manage the risks related to a certain annuity product that pays interest based upon the relative change in a major stock market index between the beginning and end of the product's term. Purchased options used in conjunction with this product are reported in other investments and written options are included in other liabilities. The amortization of the cost of purchased options, the proceeds of written options and the changes in intrinsic value of the contracts are included in net investment income.

Policy loans are carried at the aggregate of the unpaid loan balances which do not exceed the cash surrender values of the related policies.

When evidence indicates a decline, which is other than temporary, in the underlying value or earning power of individual investments, such investments are written down to the fair value by a charge to income.

STATEMENTS OF CASH FLOWS
The Company considers investments with a maturity at the date of their acquisition of three months or less to be cash equivalents. These securities are carried principally at amortized cost, which approximates fair value.

Supplementary information to the consolidated statements of cash flows for the years ended December 31 is summarized as follows:

                                       1998      1997      1996
-----------------------------------------------------------------
CASH PAID DURING THE YEAR FOR:
Income taxes.......................  $215,003  $174,472  $317,283
Interest on borrowings.............    14,529     8,213     4,119
-----------------------------------------------------------------

RECOGNITION OF PROFITS ON ANNUITY CONTRACTS AND INSURANCE POLICIES
Profits on fixed deferred annuities are recognized by the Company over the lives of the contracts, using primarily the interest method. Profits represent the excess of investment income earned from investment of contract considerations over interest credited to contract owners and other expenses.

IDS LIFE INSURANCE COMPANY
(A WHOLLY OWNED SUBSIDIARY OF AMERICAN EXPRESS FINANCIAL CORPORATION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ THOUSANDS) (CONTINUED)
--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
The retrospective deposit method is used in accounting for universal life-type insurance. Under this method, profits are recognized over the lives of the policies in proportion to the estimated gross profits expected to be realized.

Premiums on traditional life, disability income and long-term care insurance policies are recognized as revenue when due, and related benefits and expenses are associated with premium revenue in a manner that results in recognition of profits over the lives of the insurance policies. This association is accomplished by means of the provision for future policy benefits and the deferral and subsequent amortization of policy acquisition costs.

Policyholder and contractholder charges include the monthly cost of insurance charges, issue and administrative fees and surrender charges. These charges also include the minimum death benefit guarantee fees received from the variable life insurance separate accounts. Management and other fees include investment management fees from underlying proprietary mutual funds and mortality and expense risk fees received from the variable annuity and variable life insurance separate accounts.

DEFERRED POLICY ACQUISITION COSTS
The costs of acquiring new business, principally sales compensation, policy issue costs, underwriting and certain sales expenses, have been deferred on insurance and annuity contracts. The deferred acquisition costs for most single premium deferred annuities and installment annuities are amortized using primarily the interest method. The costs for universal life-type insurance and certain installment annuities are amortized as a percentage of the estimated gross profits expected to be realized on the policies. For traditional life, disability income and long-term care insurance policies, the costs are amortized over an appropriate period in proportion to premium revenue.

LIABILITIES FOR FUTURE POLICY BENEFITS
Liabilities for universal life-type insurance and deferred annuities are accumulation values.

Liabilities for fixed annuities in a benefit status are based on established industry mortality tables and interest rates ranging from 5% to 9.5%, depending on year of issue.

Liabilities for future benefits on traditional life insurance are based on the net level premium method, using anticipated mortality, policy persistency and interest earning rates. Anticipated mortality rates are based on established industry mortality tables. Anticipated policy persistency rates vary by policy form, issue age and policy duration with persistency on cash value plans generally anticipated to be better than persistency on term insurance plans. Anticipated interest rates range from 4% to 10%, depending on policy form, issue year and policy duration.

Liabilities for future disability income and long-term care policy benefits include both policy reserves and claim reserves. Policy reserves are based on the net level premium method, using anticipated morbidity, mortality, policy persistency and interest earning rates. Anticipated morbidity and mortality rates are based on established industry morbidity and mortality tables. Anticipated policy persistency rates vary by policy form, issue age, policy duration and, for disability income policies, occupation class. Anticipated interest rates for disability income and long-term care policy reserves are 3% to 9.5% at policy issue and grade to ultimate rates of 5% to 7% over 5 to 10 years.

Claim reserves are calculated based on claim continuance tables and anticipated interest earnings. Anticipated claim continuance rates are based on established industry tables. Anticipated interest rates for claim reserves for both disability income and long-term care range from 6% to 8%.

REINSURANCE
The maximum amount of life insurance risk retained by the Company on any one life is $750 of life benefit plus $50 of accidental death benefits. The maximum amount of life insurance risk retained on any joint-life

IDS LIFE INSURANCE COMPANY
(A WHOLLY OWNED SUBSIDIARY OF AMERICAN EXPRESS FINANCIAL CORPORATION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ THOUSANDS) (CONTINUED)
--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) combination is $1,500. The excesses are reinsured with other life insurance companies, primarily on a yearly renewable term basis. Long-term care policies are primarily reinsured on a coinsurance basis. Beginning in 1998, the Company retains all disability income and waiver of premium risk.

FEDERAL INCOME TAXES
The Company's taxable income is included in the consolidated federal income tax return of American Express Company. The Company provides for income taxes on a separate return basis, except that, under an agreement between AEFC and American Express Company, tax benefit is recognized for losses to the extent they can be used on the consolidated tax return. It is the policy of AEFC and its subsidiaries that AEFC will reimburse subsidiaries for all tax benefits.

Included in other liabilities at December 31, 1998 and 1997 are $26,291 payable to and $12,061, receivable from, respectively, AEFC for federal income taxes.

SEPARATE ACCOUNT BUSINESS
The separate account assets and liabilities represent funds held for the exclusive benefit of the variable annuity and variable life insurance contract owners. The Company receives investment management fees from the proprietary mutual funds used as investment options for variable annuities and variable life insurance. The Company receives mortality and expense risk fees from the separate accounts.

The Company makes contractual mortality assurances to the variable annuity contract owners that the net assets of the separate accounts will not be affected by future variations in the actual life expectancy experience of the annuitants and beneficiaries from the mortality assumptions implicit in the annuity contracts. The Company makes periodic fund transfers to, or withdrawals from, the separate account assets for such actuarial adjustments for variable annuities that are in the benefit payment period. The Company also guarantees that the rates at which administrative fees are deducted from contract funds will not exceed contractual maximums.

For variable life insurance, the Company guarantees that the rates at which insurance charges and administrative fees are deducted from contract funds will not exceed contractual maximums. The Company also guarantees that the death benefit will continue payable at the initial level regardless of investment performance so long as minimum premium payments are made.

ACCOUNTING CHANGES
Effective January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 requires the reporting and display of comprehensive income and its components. Comprehensive income is defined as the aggregate change in stockholder's equity excluding changes in ownership interests. For the Company, it is net income and the unrealized gains or losses on available-for-sale securities, net of the effect on deferred policy acquisition costs, taxes and reclassification adjustment.

In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use." The SOP, which is effective January 1, 1999, requires the capitalization of certain costs incurred after the date of adoption to develop or obtain software for internal use. Software utilized by the Company is owned by AEFC and will be capitalized by AEFC. As a result, the new rule will not have a material impact on the Company's results of operations or financial condition.

In December 1997, the AICPA issued SOP 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments," providing guidance for the timing of recognition of liabilities related to guaranty fund assessments. The Company will adopt the SOP on January 1, 1999. The Company has historically carried a balance

IDS LIFE INSURANCE COMPANY
(A WHOLLY OWNED SUBSIDIARY OF AMERICAN EXPRESS FINANCIAL CORPORATION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ THOUSANDS) (CONTINUED)
--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) in other liabilities on the balance sheet for potential guaranty fund assessment exposure. Adoption of the SOP will not have a material impact on the Company's results of operations or financial condition.

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective January 1, 2000. This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. Earlier application of all of the provisions of this Statement is encouraged, but it is permitted only as of the beginning of any fiscal quarter that begins after issuance of the Statement. This Statement cannot be applied retroactively. The ultimate financial impact of the new rule will be measured based on the derivatives in place at adoption and cannot be estimated at this time.

RECLASSIFICATION
Certain 1997 and 1996 amounts have been reclassified to conform to the 1998 presentation.

--------------------------------------------------------------------------------
2. INVESTMENTS

Fair values of investments in fixed maturities represent quoted market prices and estimated values when quoted prices are not available. Estimated values are determined by established procedures involving, among other things, review of market indices, price levels of current offerings of comparable issues, price estimates and market data from independent brokers and financial files.

The amortized cost, gross unrealized gains and losses and fair values of investments in fixed maturities and equity securities at December 31, 1998 are as follows:

                                                               GROSS         GROSS
                                                AMORTIZED   UNREALIZED    UNREALIZED        FAIR
HELD TO MATURITY                                  COST         GAINS        LOSSES         VALUE
----------------------------------------------------------------------------------------------------
U.S. Government agency obligations...........  $   39,888     $  4,460      $     --    $     44,348
State and municipal obligations..............       9,683          491            --          10,173
Corporate bonds and obligations..............   6,305,476      447,752        27,087       6,726,141
Mortgage-backed securities...................   1,609,067       30,458           152       1,639,373
----------------------------------------------------------------------------------------------------
                                               $7,964,114     $483,161      $ 27,239    $  8,420,035
----------------------------------------------------------------------------------------------------

                                                               GROSS         GROSS
                                                AMORTIZED   UNREALIZED    UNREALIZED        FAIR
AVAILABLE FOR SALE                                COST         GAINS        LOSSES         VALUE
----------------------------------------------------------------------------------------------------
U.S. Government agency obligations...........  $   52,043     $  3,324      $     --    $     55,367
State and municipal obligations..............      11,060        1,231            --          12,291
Corporate bonds and obligations..............   7,332,344      271,174       155,181       7,448,337
Mortgage-backed securities...................   5,949,502      151,511         3,869       6,097,144
----------------------------------------------------------------------------------------------------
Total fixed maturities.......................  13,344,949      427,240       159,050      13,613,139
Equity securities............................       3,000          158            --           3,158
----------------------------------------------------------------------------------------------------
                                               $13,347,949    $427,398      $159,050    $ 13,616,297
----------------------------------------------------------------------------------------------------

IDS LIFE INSURANCE COMPANY
(A WHOLLY OWNED SUBSIDIARY OF AMERICAN EXPRESS FINANCIAL CORPORATION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ THOUSANDS) (CONTINUED)
--------------------------------------------------------------------------------

2. INVESTMENTS (CONTINUED)
The amortized cost, gross unrealized gains and losses and fair values of investmentsin fixed maturities and equity securities at December 31, 1997 are as follows:

                                                               GROSS         GROSS
                                                AMORTIZED   UNREALIZED    UNREALIZED
HELD TO MATURITY                                  COST         GAINS        LOSSES       FAIR VALUE
-----------------------------------------------------------------------------------------------------
U.S. Government agency obligations...........  $   41,932     $  2,949      $    --     $      44,881
State and municipal obligations..............       9,684          568           --            10,252
Corporate bonds and obligations..............   7,280,646      415,700        9,322         7,687,024
Mortgage-backed securities...................   1,983,188       25,976        7,911         2,001,253
-----------------------------------------------------------------------------------------------------
                                               $9,315,450     $445,193      $17,233     $   9,743,410
-----------------------------------------------------------------------------------------------------

                                                               GROSS         GROSS
                                                AMORTIZED   UNREALIZED    UNREALIZED        FAIR
AVAILABLE FOR SALE                                COST         GAINS        LOSSES          VALUE
-----------------------------------------------------------------------------------------------------
U.S. Government agency obligations...........  $   65,291     $  4,154      $    --     $      69,445
State and municipal obligations..............      11,045        1,348           --            12,393
Corporate bonds and obligations..............   5,308,129      232,761       30,198         5,510,692
Mortgage-backed securities...................   7,130,565      160,478        6,879         7,284,164
-----------------------------------------------------------------------------------------------------
Total fixed maturities.......................  12,515,030      398,741       37,077        12,876,694
Equity securities............................       3,000          361           --             3,361
-----------------------------------------------------------------------------------------------------
                                               $12,518,030    $399,102      $37,077     $  12,880,055
-----------------------------------------------------------------------------------------------------

The amortized cost and fair value of investments in fixed maturities at December 31, 1998 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                           AMORTIZED      FAIR
HELD TO MATURITY                             COST         VALUE
------------------------------------------------------------------
Due in one year or less.................  $  354,296   $   359,020
Due from one to five years..............   2,111,369     2,249,847
Due from five to ten years..............   3,012,227     3,189,789
Due in more than ten years..............     877,155       982,006
Mortgage-backed securities..............   1,609,067     1,639,373
------------------------------------------------------------------
                                          $7,964,114   $ 8,420,035
------------------------------------------------------------------

                                           AMORTIZED      FAIR
AVAILABLE FOR SALE                           COST         VALUE
------------------------------------------------------------------
Due in one year or less.................  $  102,463   $   104,475
Due from one to five years..............     682,336       725,859
Due from five to ten years..............   3,904,326     4,044,378
Due in more than ten years..............   2,718,659     2,654,382
Mortgage-backed securities..............   5,937,165     6,084,045
------------------------------------------------------------------
                                          $13,344,949  $13,613,139
------------------------------------------------------------------

During the years ended December 31, 1998, 1997 and 1996, fixed maturities classified as held to maturity were sold with amortized cost of $230,036, $229,848 and $277,527, respectively. Net gains and losses on these sales were not significant. The sale of these fixed maturities was due to significant deterioration in the issuers' credit worthiness.

Fixed maturities available for sale were sold during 1998 with proceeds of $278,955 and gross realized gains and losses of $15,658 and $22,102, respectively. Fixed maturities

IDS LIFE INSURANCE COMPANY
(A WHOLLY OWNED SUBSIDIARY OF AMERICAN EXPRESS FINANCIAL CORPORATION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ THOUSANDS) (CONTINUED)
--------------------------------------------------------------------------------

2. INVESTMENTS (CONTINUED)
available for sale were sold during 1997 with proceeds of $457,585 and gross realized gains and losses of $6,639 and $7,518, respectively. Fixed maturities available for sale were sold during 1996 with proceeds of $238,905 and gross realized gains and losses of $571 and $16,084, respectively.

At December 31, 1998, bonds carried at $14,302 were on deposit with various states as required by law.

At December 31, 1998, investments in fixed maturities comprised 83 percent of the Company's total invested assets. These securities are rated by Moody's and Standard & Poor's (S&P), except for securities carried at approximately $3.6 billion which are rated by AEFC's internal analysts using criteria similar to Moody's and S&P. A summary of investments in fixed maturities, at amortized cost, by rating on December 31 is as follows:

RATING                                       1998         1997
------------------------------------------------------------------
Aaa/AAA.................................  $ 7,629,628  $ 9,195,619
Aaa/AA..................................        2,277           --
Aa/AA...................................      308,053      232,451
Aa/A....................................      301,325      246,792
A/A.....................................    2,525,283    2,787,936
A/BBB...................................    1,148,736    1,200,345
Baa/BBB.................................    6,237,014    5,226,616
Baa/BB..................................      492,696      475,084
Below investment grade..................    2,664,051    2,465,637
------------------------------------------------------------------
                                          $21,309,063  $21,830,480
------------------------------------------------------------------

At December 31, 1998, 93 percent of the securities rated Aaa/AAA are GNMA, FNMA and FHLMC mortgage-backed securities. No holdings of any other issuer are greater than one percent of the Company's total investments in fixed maturities. At December 31, 1998, approximately 13 percent of the Company's invested assets were mortgage loans on real estate. Summaries of mortgage loans by region of the United States and by type of real estate are as follows:

                                   DECEMBER 31, 1998            DECEMBER 31, 1997
--------------------------------------------------------------------------------------
                                ON BALANCE  COMMITMENTS     ON BALANCE    COMMITMENTS
REGION                            SHEET     TO PURCHASE       SHEET       TO PURCHASE
--------------------------------------------------------------------------------------
East North Central............  $ 750,705     $ 16,393     $  748,372       $ 32,462
West North Central............    491,006       81,648        456,934         14,340
South Atlantic................    839,233       21,020        922,172         14,619
Middle Atlantic...............    476,448        6,169        545,601         15,507
New England...................    263,761        2,824        316,250          2,136
Pacific.......................    195,851       16,946        184,917          3,204
West South Central............    136,841        1,412        125,227             --
East South Central............     46,029           --         60,274             --
Mountain......................    345,379        8,473        297,545         28,717
--------------------------------------------------------------------------------------
                                3,545,253      154,885      3,657,292        110,985
Less allowance for losses.....     39,795           --         38,645             --
--------------------------------------------------------------------------------------
                                $3,505,458    $154,885     $3,618,647       $110,985
--------------------------------------------------------------------------------------

IDS LIFE INSURANCE COMPANY
(A WHOLLY OWNED SUBSIDIARY OF AMERICAN EXPRESS FINANCIAL CORPORATION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ THOUSANDS) (CONTINUED)
--------------------------------------------------------------------------------

2. INVESTMENTS (CONTINUED)

                                     DECEMBER 31, 1998             DECEMBER 31, 1997
-----------------------------------------------------------------------------------------
                                 ON BALANCE    COMMITMENTS     ON BALANCE    COMMITMENTS
PROPERTY TYPE                      SHEET       TO PURCHASE       SHEET       TO PURCHASE
-----------------------------------------------------------------------------------------
Department/retail stores......  $ 1,139,349    $    59,305    $ 1,189,203    $    27,314
Apartments....................      960,808          9,272      1,089,127         16,576
Office buildings..............      783,576         50,450        716,729         34,546
Industrial buildings..........      298,549         13,263        295,889         21,200
Hotels/motels.................      109,185         14,122        101,052             --
Medical buildings.............      124,369             --         99,979          9,748
Nursing/retirement homes......       46,696             --         72,359             --
Mixed Use.....................       65,151             --         71,007             --
Other.........................       17,570          8,473         21,947          1,601
-----------------------------------------------------------------------------------------
                                  3,545,253        154,885      3,657,292        110,985
Less allowance for losses.....       39,795             --         38,645             --
-----------------------------------------------------------------------------------------
                                $ 3,505,458    $   154,885    $ 3,618,647    $   110,985
-----------------------------------------------------------------------------------------

Mortgage loan fundings are restricted by state insurance regulatory authorities to 80 percent or less of the market value of the real estate at the time of origination of the loan. The Company holds the mortgage document, which gives it the right to take possession of the property if the borrower fails to perform according to the terms of the agreement. Commitments to purchase mortgages are made in the ordinary course of business. The fair value of the mortgage commitments is $nil.

At December 31, 1998 and 1997, the Company's recorded investment in impaired loans was $24,941 and $45,714, respectively, with allowances of $6,662 and $9,812, respectively. During 1998 and 1997, the average recorded investment in impaired loans was $37,873 and $61,870, respectively.
The Company recognized $1,809, $2,981and $4,889 of interest income related to impaired loans for the years ended December 31, 1998, 1997 and 1996 respectively.

The following table presents changes in the allowance for investment losses related to all loans:

                                      1998     1997     1996
--------------------------------------------------------------
Balance, January 1.................  $38,645  $37,495  $37,340
Provision for investment losses....    7,582    8,801   10,005
Loan payoffs.......................     (800)  (3,851)  (4,700)
Foreclosures and writeoffs.........   (5,632)  (3,800)  (5,150)
--------------------------------------------------------------
Balance, December 31...............  $39,795  $38,645  $37,495
--------------------------------------------------------------

At December 31, 1998, the Company had commitments to purchase investments other than mortgage loans for $223,011. Commitments to purchase investments are made in the ordinary course of business. The fair value of these commitments is $nil.

Net investment income for the years ended December 31 is summarized as follows:

                                        1998        1997        1996
-----------------------------------------------------------------------
Interest on fixed maturities.......  $1,676,984  $1,692,481  $1,666,929
Interest on mortgage loans.........     301,253     305,742     283,830
Other investment income............      43,518      25,089      43,283
Interest on cash equivalents.......       5,486       5,914       5,754
-----------------------------------------------------------------------
                                      2,027,241   2,029,226   1,999,796
Less investment expenses...........      40,756      40,837      34,434
-----------------------------------------------------------------------
                                     $1,986,485  $1,988,389  $1,965,362
-----------------------------------------------------------------------

IDS LIFE INSURANCE COMPANY
(A WHOLLY OWNED SUBSIDIARY OF AMERICAN EXPRESS FINANCIAL CORPORATION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ THOUSANDS) (CONTINUED)
--------------------------------------------------------------------------------

2. INVESTMENTS (CONTINUED)
Net realized gain (loss) on investments for the years ended December 31 is summarized as follows:

                                      1998     1997     1996
--------------------------------------------------------------
Fixed maturities...................  $12,084  $16,115  $ 8,736
Mortgage loans.....................   (5,933)  (6,424)  (8,745)
Other investments..................      751   (8,831)    (150)
--------------------------------------------------------------
                                     $ 6,902  $   860  $  (159)
--------------------------------------------------------------

Changes in net unrealized appreciation (depreciation) of investments for the years ended December 31 are summarized as follows:

                                            1998      1997       1996
------------------------------------------------------------------------
Fixed maturities available for sale.....  $(93,474) $ 223,441  $(231,853)
Equity securities.......................      (203)        53        (52)
------------------------------------------------------------------------

--------------------------------------------------------------------------------
3. INCOME TAXES

The Company qualifies as a life insurance company for federal income tax purposes. As such, the Company is subject to the Internal Revenue Code provisions applicable to life insurance companies.

The income tax expense (benefit) for the years ended December 31 consists of the following:

                                       1998      1997      1996
-----------------------------------------------------------------
Federal income taxes:
Current............................  $244,946  $176,879  $260,357
Deferred...........................   (16,602)   19,982   (65,609)
-----------------------------------------------------------------
                                      228,344   196,861   194,748
State income taxes-current.........     7,337     9,803    12,390
-----------------------------------------------------------------
Income tax expense.................  $235,681  $206,664  $207,138
-----------------------------------------------------------------

Increases (decreases) to the federal tax provision applicable to pretax income based on the statutory rate are attributable to:

                                                                     1998                 1997                 1996
--------------------------------------------------------------------------------------------------------------------------
                                                              PROVISION    RATE    PROVISION    RATE    PROVISION    RATE
--------------------------------------------------------------------------------------------------------------------------
Federal income taxes based
on the statutory rate.......................................   $271,527    35.0%    $238,319    35.0%    $217,600    35.0%
(Decreases) increases are attributable to:
Tax-excluded interest and dividend income...................    (12,289)   (1.6)     (10,294)   (1.5)      (9,636)   (1.5)
State taxes, net of federal benefit.........................      4,769      .6        6,372      .9        8,053     1.3
Affordable housing credits..................................    (19,688)   (2.5)     (20,705)   (3.0)      (5,090)    (.8)
Other, net..................................................     (8,638)   (1.1)      (7,028)   (1.0)      (3,789)    (.7)
--------------------------------------------------------------------------------------------------------------------------
Federal income taxes........................................   $235,681    30.4%    $206,664    30.4%    $207,138    33.3%
--------------------------------------------------------------------------------------------------------------------------

A portion of life insurance company income earned prior to 1984 was not subject to current taxation but was accumulated, for tax purposes, in a policyholders' surplus account. At December 31, 1998, the Company had a policyholders' surplus account balance of $20,114. The policyholders' surplus account is only

IDS LIFE INSURANCE COMPANY
(A WHOLLY OWNED SUBSIDIARY OF AMERICAN EXPRESS FINANCIAL CORPORATION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ THOUSANDS) (CONTINUED)
--------------------------------------------------------------------------------

3. INCOME TAXES (CONTINUED)
taxable if dividends to the stockholder exceed the stockholder's surplus account or if the Company is liquidated. Deferred income taxes of $7,040 have not been established because no distributions of such amounts are contemplated.

Significant components of the Company's deferred tax assets and liabilities as of December 31 are as follows:

                                                           1998      1997
---------------------------------------------------------------------------
Deferred tax assets:
Policy reserves........................................  $756,769  $748,204
Life insurance guaranty fund assessment reserve........    15,289    20,101
Other..................................................     4,253     9,589
---------------------------------------------------------------------------
Total deferred tax assets..............................   776,311   777,894
---------------------------------------------------------------------------
Deferred tax liabilities:
Deferred policy acquisition costs......................   698,471   700,032
Unrealized gain on investments.........................    91,315   121,885
Investments, other.....................................     3,455    17,559
---------------------------------------------------------------------------
Total deferred tax liabilities.........................   793,241   839,476
---------------------------------------------------------------------------
Net deferred tax liabilities...........................  $ 16,930  $ 61,582
---------------------------------------------------------------------------

The Company is required to establish a valuation allowance for any portion of the deferred tax assets that management believes will not be realized. In the opinion of management, it is more likely than not that the Company will realize the benefit of the deferred tax assets and, therefore, no such valuation allowance has been established.

--------------------------------------------------------------------------------
4. STOCKHOLDER'S EQUITY

Retained earnings available for distribution as dividends to the parent are limited to the Company's surplus as determined in accordance with accounting practices prescribed by state insurance regulatory authorities. Statutory unassigned surplus aggregated $1,598,203 as of December 31, 1998 and $1,468,677 as of December 31, 1997 (see Note 3 with respect to the income tax effect of certain distributions). In addition, any dividend distributions in 1999 in excess of approximately $353,933 would require approval of the Department of Commerce of the State of Minnesota.

Statutory net income for the years ended December 31 and capital and surplus as of December 31 are summarized as follows:

                                        1998        1997        1996
-----------------------------------------------------------------------
Statutory net income...............  $  429,903  $  379,615  $  365,585
Statutory capital and surplus......   1,883,405   1,765,290   1,565,082
-----------------------------------------------------------------------

IDS LIFE INSURANCE COMPANY
(A WHOLLY OWNED SUBSIDIARY OF AMERICAN EXPRESS FINANCIAL CORPORATION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ THOUSANDS) (CONTINUED)
-----------------------------------------------------------------
5. RELATED PARTY TRANSACTIONS

The Company loans funds to AEFC under a collateral loan agreement. The balance of the loan was $nil at December 31, 1998 and 1997. This loan can be increased to a maximum of $75,000 and pays interest at a rate equal to the preceding month's effective new money rate for the Company's permanent investments. Interest income on related party loans totaled $nil, $103 and $780 in 1998, 1997 and 1996, respectively.

The Company participates in the American Express Company Retirement Plan which covers all permanent employees age 21 and over who have met certain employment requirements. Employer contributions to the plan are based on participants' age, years of service and total compensation for the year. Funding of retirement costs for this plan complies with the applicable minimum funding requirements specified by ERISA. The Company's share of the total net periodic pension cost was $211, $201 and $174 in 1998, 1997 and 1996, respectively.

The Company also participates in defined contribution pension plans of American Express Company which cover all employees who have met certain employment requirements. Company contributions to the plans are a percent of either each employee's eligible compensation or basic contributions. Costs of these plans charged to operations in 1998, 1997 and 1996 were $1,503, $1,245 and $990, respectively.

The Company participates in defined benefit health care plans of AEFC that provide health care and life insurance benefits to retired employees and retired financial advisors. The plans include participant contributions and service related eligibility requirements. Upon retirement, such employees are considered to have been employees of AEFC. AEFC expenses these benefits and allocates the expenses to its subsidiaries. The Company's share of postretirement benefits in 1998, 1997 and 1996 was $1,352, $1,330 and $1,449, respectively.

Charges by AEFC for use of joint facilities, technology support, marketing services and other services aggregated $411,337, $414,155 and $397,362 for 1998, 1997 and 1996, respectively. Certain of these costs are included in deferred policy acquisition costs.

--------------------------------------------------------------------------------
6. COMMITMENTS AND CONTINGENCIES

At December 31, 1998, 1997 and 1996, traditional life insurance and universal life-type insurance in force aggregated $81,074,928, $74,730,720 and $67,274,354, respectively, of which $4,912,313, $4,351,904 and $3,875,921 were reinsured at the respective year ends. The Company also reinsures a portion of the risks assumed under disability income and long-term care policies. Under all reinsurance agreements, premiums ceded to reinsurers amounted to $66,378, $60,495 and $48,250 and reinsurance recovered from reinsurers amounted to $20,982, $19,042, and $15,612 for the years ended December 31, 1998, 1997 and
1996, respectively. Reinsurance contracts do not relieve the Company from its primary obligation to policyholders.

A number of lawsuits have been filed against life and health insurers in jurisdictions in which the Company, its parent and its subsidiaries conduct business involving insurers' sales practices, alleged agent misconduct, failure to properly supervise agents, and other matters. The Company has been named as a defendant in three of these types of actions.

The plaintiffs purport to represent a class consisting of all persons who purchased policies or contracts from the Company and its subsidiaries. The complaints put at issue various alleged sales practices and misrepresentations, alleged breaches of fiduciary duties and alleged violations of consumer fraud statutes. The Company and its subsidiaries believe they have meritorious defenses to the claims raised in these lawsuits.

The outcome of any litigation cannot be predicted with certainty. In the opinion of

IDS LIFE INSURANCE COMPANY
(A WHOLLY OWNED SUBSIDIARY OF AMERICAN EXPRESS FINANCIAL CORPORATION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ THOUSANDS) (CONTINUED)
-----------------------------------------------------------------

6. COMMITMENTS AND CONTINGENCIES (CONTINUED) management, however, the ultimate resolution of these lawsuits, taken in the aggregate, should not have a material adverse effect on the Company's consolidated financial position.

The IRS routinely examines the Company's federal income tax returns, and is currently auditing the Company's returns for the 1990 through 1992 tax years. Management does not believe there will be a material adverse effect on the Company's consolidated financial position as a result of this audit.

--------------------------------------------------------------------------------
7. LINES OF CREDIT

The Company has available lines of credit with its parent aggregating $100,000. The interest rate for any borrowings is established by reference to various indices plus 20 to 45 basis points, depending on the term. Borrowings outstanding under this agreement were $nil at December 31, 1998 and 1997.

--------------------------------------------------------------------------------
8. DERIVATIVE FINANCIAL INSTRUMENTS

The Company enters into transactions involving derivative financial instruments to manage its exposure to interest rate risk and equity market risk, including hedging specific transactions. The Company does not hold derivative instruments for trading purposes. The Company manages risks associated with these instruments as described below.

Market risk is the possibility that the value of the derivative financial instruments will change due to fluctuations in a factor from which the instrument derives its value, primarily an interest rate or equity market index. The Company is not impacted by market risk related to derivatives held for non-trading purposes beyond that inherent in cash market transactions. Derivatives held for purposes other than trading are largely used to manage risk and, therefore, the cash flow and income effects of the derivatives are inverse to the effects of the underlying transactions.

Credit risk is the possibility that the counterparty will not fulfill the terms of the contract. The Company monitors credit risk related to derivative financial instruments through established approval procedures, including setting concentration limits by counterparty, and requiring collateral, where appropriate. A vast majority of the Company's counterparties are rated A or better by Moody's and Standard & Poor's.

Credit risk related to interest rate caps and floors and index options is measured by the replacement cost of the contracts. The replacement cost represents the fair value of the instruments.

The notional or contract amount of a derivative financial instrument is generally used to calculate the cash flows that are received or paid over the life of the agreement. Notional amounts are not recorded on the balance sheet. Notional amounts far exceed the related credit risk.

IDS LIFE INSURANCE COMPANY
(A WHOLLY OWNED SUBSIDIARY OF AMERICAN EXPRESS FINANCIAL CORPORATION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ THOUSANDS) (CONTINUED)
-----------------------------------------------------------------

8. DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)
The Company's holdings of derivative financial instruments are as follows:

                                                                        TOTAL
DECEMBER 31, 1998                NOTIONAL     CARRYING      FAIR       CREDIT
ASSETS:                           AMOUNT       AMOUNT       VALUE     EXPOSURE
-------------------------------------------------------------------------------
Assets:
Interest rate caps............  $ 3,400,000   $ 15,985    $   4,256    $ 4,256
Interest rate floors..........    1,000,000      1,082       13,971     13,971
Options purchased.............      110,912     24,094       29,453     29,453
Liabilities:
Options purchased/written.....      265,454    (10,526)     (11,062)        --
Off balance sheet:
Interest rate swaps...........    1,667,000         --      (73,477)        --
-------------------------------------------------------------------------------
                                              $ 30,635    $ (36,859)   $47,680
-------------------------------------------------------------------------------

DECEMBER 31, 1997                NOTIONAL   CARRYING      FAIR      TOTAL CREDIT
ASSETS:                           AMOUNT     AMOUNT       VALUE       EXPOSURE
---------------------------------------------------------------------------------
Assets:
Interest rate caps............  $4,600,000   $24,963    $  15,665      $15,665
Interest rate floors..........   1,000,000     1,561        4,551        4,551
Options purchased/written.....     279,737     9,808       10,449       10,449
Liabilities:
Options written...............       7,373       (89)         114           --
Off balance sheet:
Interest rate swaps...........   1,267,000        --      (45,799)          --
---------------------------------------------------------------------------------
                                             $36,243    $ (15,020)     $30,655
---------------------------------------------------------------------------------

The fair values of derivative financial instruments are based on market values, dealer quotes or pricing models. The interest rate caps, floors and swaps expire on various dates from 1999 to 2003. The put and call options expire on various dates from 1999 to 2005.

Interest rate caps, swaps and floors are used principally to manage the Company's interest rate risk. These instruments are used to protect the margin between interest rates earned on investments and the interest rates credited to related annuity contract holders.

The Company is also using interest rate swaps to manage interest rate risk related to the level of fee income earned on the management of fixed income securities in separate accounts and the underlying mutual funds. The amount of fee income received is based upon the daily market value of the separate account and mutual fund assets. As a result, changing interest rate conditions could impact the Company's fee income significantly. The Company entered into interest rate swaps to hedge anticipated fee income for 1999 related to separate accounts and mutual funds which invest in fixed income securities. Interest will be accrued and reported in accrued investment income and other liabilities, as appropriate, and management and other fees.

The Company offers a certain annuity product that pays interest based upon the relative change in a major stock market index between the beginning and end of the product's term. As a means of hedging its obligation under the provisions of this product, the Company purchases and writes options on the major stock market index.

Index options are used to manage the equity market risk related to the fee income that the Company receives from its separate accounts and the underlying mutual funds. The amount of the fee income received is based upon the daily market value of the separate account and mutual fund assets. As a result, the Company's fee income could be impacted significantly by changing economic conditions in the equity market. The Company entered into index option

IDS LIFE INSURANCE COMPANY
(A WHOLLY OWNED SUBSIDIARY OF AMERICAN EXPRESS FINANCIAL CORPORATION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ THOUSANDS) (CONTINUED)
-----------------------------------------------------------------

8. DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED) collars (combination of puts and calls) to hedge anticipated fee income for 1998 and 1999 related to separate accounts and mutual funds which invest in equity securities. Testing has demonstrated the impact of these instruments on the income statement closely correlates with the amount of fee income the Company realizes. In the event that testing demonstrates that this correlation no longer exists, or in the event the Company disposes of the index options collars, the instruments will be marked-to-market through the income statement. At December 31, 1998 deferred losses on purchased put and written call index options were $2,933 and $7,435, respectively. At December 31, 1997 deferred losses on purchased put index options were $2,428 and deferred gains on written call index options were $5,275.

--------------------------------------------------------------------------------
9. FAIR VALUES OF FINANCIAL INSTRUMENTS

The Company discloses fair value information for most on- and off-balance sheet financial instruments for which it is practicable to estimate that value. Fair values of life insurance obligations and all non-financial instruments, such as deferred acquisition costs are excluded.

Off-balance sheet intangible assets, such as the value of the field force, are also excluded. Management believes the value of excluded assets and liabilities is significant. The fair value of the Company, therefore, cannot be estimated by aggregating the amounts presented.

                                          1998                      1997
----------------------------------------------------------------------------------
                                 CARRYING       FAIR       CARRYING       FAIR
                                   VALUE        VALUE        VALUE        VALUE
----------------------------------------------------------------------------------
FINANCIAL ASSETS
Investments:
Fixed maturities (Note 2):
Held to maturity..............  $ 7,964,114  $ 8,420,035  $ 9,315,450  $ 9,743,410
Available for sale............   13,613,139   13,613,139   12,876,694   12,876,694
Mortgage loans on real estate
(Note 2)......................    3,505,458    3,745,617    3,618,647    3,808,570
Other:
Equity securities (Note 2)....        3,158        3,158        3,361        3,361
Derivative financial
instruments (Note 8)..........       41,161       47,680       36,332       30,665
Other.........................       28,872       28,872       82,347       85,383
Cash and cash equivalents
(Note 1)......................       22,453       22,453       19,686       19,686
Separate account assets
(Note 1)......................   27,349,401   27,349,401   23,214,504   23,214,504

FINANCIAL LIABILITIES
Future policy benefits for
fixed annuities...............  $19,855,203  $19,144,838  $20,731,052  $19,882,302
Derivative financial
instruments (Note 8)..........       10,526       84,539           89       45,685
Separate account
liabilities...................   25,005,732   24,179,115   21,488,282   20,707,620
----------------------------------------------------------------------------------

At December 31, 1998 and 1997, the carrying amount and fair value of future policy benefits for fixed annuities exclude life insurance-related contracts carried at $1,226,985 and $1,185,155, respectively, and policy loans of $90,115 and $93,540, respectively. The fair value of these benefits is based on the status of the annuities at December 31, 1998 and 1997. The fair value of deferred annuities is estimated as the carrying amount less any applicable surrender charges and related loans. The fair value for annuities in non-life contingent payout status is estimated as the present value of projected benefit payments at rates appropriate for contracts issued in 1998 and 1997.

At December 31, 1998 and 1997, the fair value of liabilities related to separate accounts is estimated as the carrying amount less any applicable surrender charges and less variable insurance contracts carried at $2,343,669 and $1,726,222, respectively.

IDS LIFE INSURANCE COMPANY
(A WHOLLY OWNED SUBSIDIARY OF AMERICAN EXPRESS FINANCIAL CORPORATION)

-----------------------------------------------------------------

REPORT OF INDEPENDENT AUDITORS

The Board of Directors
IDS Life Insurance Company

We have audited the accompanying consolidated balance sheets of IDS Life Insurance Company (a wholly owned subsidiary of American Express Financial Corporation) as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of IDS Life Insurance Company at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

Ernst & Young LLP
Minneapolis, Minnesota
February 4, 1999

----------------------------------------------

    TABLE OF CONTENTS OF THE STATEMENT OF
      ADDITIONAL INFORMATION

    Performance Information......................  p. 3

    Calculating Annuity Payouts..................  p. 6

    Rating Agencies..............................  p. 6

    Principal Underwriter........................  p. 6

    Independent Auditors.........................  p. 6

    Financial Statements

                        Please check the box to receive a copy of the Statement of Additional Information for:

                        / / IDS Life Group Variable Annuity Contract

                        / / IDS Life Retirement Annuity Mutual Funds

MAIL YOUR REQUEST TO:
IDS Life Insurance Company
IDS Tower 10
Minneapolis, MN 55440-0010

WE WILL MAIL YOUR REQUEST TO:
Your name
________________________________________________________________________________

Address
________________________________________________________________________________

City               State           Zip
________________________________________________________________________________

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

         The expenses of the issuance and distribution of the interests in the Fixed Account of the Contract to be registered, other than commissions on sales of the Contracts, are to be borne by the registrant.

Item 14. Indemnification of Directors and Officers

         Section 300.083 of Minnesota Law provides in part that a corporation organized under such law shall have power to indemnify anyone made, or threatened to be made, a party to a threatened, pending or completed proceeding, whether civil or criminal, administrative or investigative, because he is or was a director or officer of the corporation, or served as a director or officer of another corporation at the request of the corporation. Indemnification in such a proceeding may extend to judgments, penalties, fines and amounts paid in, as well as to reasonable expenses, including attorneys' fees and disbursements. In a civil proceeding, there can be no indemnification under the statute, unless it appears that the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and its shareholders and unless such person has received no improper personal benefit; in a criminal proceeding, the person seeking indemnification must also have no reasonable cause to believe his conduct was unlawful.

         Article IX of the By-laws of the IDS Life Insurance Company requires the IDS Life Insurance Company to indemnify directors and officers to the extent indemnification is permitted as stated by the preceding paragraph, and contains substantially the same language as the above-mentioned Section 300.083.

         Article IX, paragraph (2), of the By-laws of the IDS Life Insurance Company provides as follows:

         "Section 2. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party, by reason of the fact that he is or was a director, officer, employee or agent of this Corporation, or is or was serving at the direction of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to any threatened, pending or completed action, suit or proceeding, wherever brought, to the fullest extent permitted by the laws of the State of Minnesota, as now existing or hereafter amended, provided that this Article shall not indemnify or protect any such director, officer, employee or agent against any liability to the Corporation or its security holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence, in the performance of his duties or by reason of his reckless disregard of his obligations and duties."

         The parent company of IDS Life Insurance Company maintains an insurance policy which affords liability coverage to directors and officers of the IDS Life Insurance Company while acting in that capacity. IDS Life Insurance Company pays its proportionate share of the premiums for the policy.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

         .........None

Item 16. Exhibits and Financial Statement Schedules

(a)      Exhibits

3.1       Copy of Certificate  of  Incorporation  of IDS Life Insurance  Company
          dated July 23, 1957, filed electronically as Exhibit 3.1 to Post-Effective Amendment No. 2 to Registration Statement No. 33-48701 is incorporated herein by reference.

3.2       Copy of By-laws of IDS Life Insurance Company, filed electronically as
          Exhibit  3.2  to  Post-Effective   Amendment  No.  2  to  Registration
          Statement No. 33-48701 is incorporated herein by reference.

4.1 Form of Group Deferred Variable Annuity Contract, Form 34660, filed electronically as Exhibit 4.1 to Post-Effective Amendment No. 2 to Registration Statement No. 33-48701 is incorporated herein by reference.

5.        Opinion  of  Counsel  dated  Sept.  14,  1992  regarding  legality  of
          Contracts, filed electronically as Exhibit 5 to Post-Effective Amendment No. 2 to Registration Statement No. 33-48701 is incorporated herein by reference.

22.       List  of  Subsidiaries,   filed   electronically   as  Exhibit  22  to
          Post-Effective Amendment No. 5 to Registration Statement No. 33-48701 is incorporated herein by reference.

23.       Consent of Independent Auditors, filed electronically herewith.

24.       Power of Attorney  dated  August 19,  1997,  filed  electronically  as
          Exhibit 24 to Post-Effective Amendment No. 7 to Registration Statement No. 33-48701 is incorporated herein by reference.

24.1      Power of Attorney dated April 9, 1998, filed electronically as Exhibit
          24.1 to Post-Effective Amendment No. 7 to Registration Statement No. 33-48701 is incorporated herein by reference.

(b)       Not Applicable.

Item 17.  Undertakings

Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, IDS Life Insurance Company has duly caused this Registration Statement to be signed on behalf of the Registrant by the undersigned, thereunto duly authorized in this City of Minneapolis, and State of Minnesota on the 28th day of April, 1999.

                                  IDS Life Insurance Company
                                  (Registrant)

                                  By IDS Life Insurance Company

                                  By /s/ Richard W. Kling*
                                         Richard W. Kling
                                         President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 28th day of April, 1999

Signature                     Title

/s/  James A. Mitchell*       Director, Chairman of the
     James A. Mitchell        Board and Chief Executive Officer

/s/  Richard W. Kling*        Director and President
     Richard W. Kling

/s/  Jeffrey S. Horton**      Vice President, Treasurer and Assistant Secretary
     Jeffrey S. Horton

/s/  David R. Hubers*         Director
     David R. Hubers

/s/  Paul F. Kolkman*         Director and Executive Vice President
     Paul F. Kolkman

/s/  Barry J. Murphy*         Director and Executive Vice
     Barry J. Murphy          President, Client Service

/s/  Stuart A. Sedlacek*      Director and Executive Vice President
     Stuart A. Sedlacek

/s/  Philip C. Wentzel**      Vice President and Controller
     Philip C. Wentzel

*Signed   pursuant  to  Power  of  Attorney   dated  August  19,   1997,   filed
electronically as Exhibit 24 to Post-Effective Amendment No. 7 to Registration Statement No. 33-48701 is incorporated herein by reference.

**Signed pursuant to Power of Attorney dated April 9, 1998, filed electronically as Exhibit 24.1 to Post-Effective Amendment No. 7 to Registration Statement No. 33-48701 is incorporated herein by reference.


/s/ Mary Ellyn Minenko
-----------------------------
Mary Ellyn Minenko